UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant         Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

Clean Harbors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all the boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 10, 2024

Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2024 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, May 22, 2024, at our company’s training facility at 101 Philip Drive, Norwell, Massachusetts, located adjacent to our company’s headquarters.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on our company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

For the 2024 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 10, 2024, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2024 proxy statement and the 2023 annual report to shareholders (including our 2023 Annual Report on Form 10-K).

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described under "General Matters - Proxy Solicitation" in the attached proxy statement.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted with respect to the election of directors and such other proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on May 22nd.

Sincerely,

Alan S. McKim
Executive Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2024 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”) will be held at 10:00 a.m., local time, on Wednesday, May 22, 2024, at the Company’s training facility located at 101 Philip Drive, Norwell, Massachusetts.
The annual meeting is being held:
1.    To elect four (4) Class II members of the Board of Directors of the Company to serve until the 2027 annual meeting of shareholders and until their respective successors are duly elected and qualified;
2.    To hold an advisory vote on the Company’s executive compensation;
3.    To approve the Clean Harbors Employee Stock Purchase Plan;
4.    To ratify the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year; and
5.    To act upon such other business as may properly come before the meeting and any adjournment or postponement thereof.
Shareholders of record at the close of business on March 25, 2024, will be entitled to notice and to vote at the meeting.

By order of the Board of Directors,

Daniel T. Janis, Secretary
April 10, 2024
Norwell, Massachusetts

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED UNDER “GENERAL MATTERS - PROXY SOLICITATION” IN THE ATTACHED PROXY STATEMENT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2024: The Notice of Annual Meeting, Proxy Statement, and 2023 Annual Report to Shareholders (including the 2023 Annual Report on Form 10-K), are available for viewing, printing, and downloading at www.proxyvote.com.

TABLE OF CONTENTS

GENERAL MATTERS	1	EXECUTIVE COMPENSATION TABLES	36
		2023 Summary Compensation Table	36
BOARD OF DIRECTORS OVERVIEW	2	Grants of Plan-Based Awards	37
Board Leadership Structure	2	Outstanding Equity Awards at Fiscal Year-End	38
Corporate Governance Guidelines, Committee		Option Exercises and Stock Vested	40
Charters and Code of Ethics	3	Potential Payments Upon Termination or Change
Director Independence	3	of Control	41
Limitation on Other Board Services	4	CEO Pay Ratio Information	42
Board Committees	5
Audit Committee	5	PAY VERSUS PERFORMANCE	43
Compensation and Human Capital Committee	6
Corporate Governance and Sustainability		APPROVAL OF CLEAN HARBORS
Committee	7	EMPLOYEE STOCK PURCHASE PLAN	48
Environmental, Health and Safety		Key Features of the Plan	48
Committee	7	Administration	48
Ad Hoc Cyber Committee	8	Non-U.S. Sub-Plans	49
Compensation Committee Interlocks and		Eligibility	49
Insider Participation	8	Offering Periods	49
Communications to the Independent Directors	8	Payroll Deductions	50
Board Oversight of Risk Management	8	Purchase Price	50
Commitment to the Environment and		Purchase of Shares	50
Sustainability	8	Transferability	50
Executive Succession Planning	9	Withdrawals	50
No Political Contributions	9	Termination of Employment	51
		Change in Control	51
ELECTION OF DIRECTORS	9	Effective Date; Amendment and Termination
Board Matrix	10	of Plan	51
Board Nomination Process	11	U.S. Federal Income Tax Information	51
Current Directors and Nominees	12	New Plan Benefits	52
		Registration with the SEC	52
DIRECTOR COMPENSATION	17
		RATIFICATION OF SELECTION OF
EXECUTIVE OFFICERS	18	INDEPENDENT REGISTERED PUBLIC
		ACCOUNTING FIRM	53
RELATED PARTY TRANSACTIONS	20	Selection of the Company’s Independent
		Registered Public Accountant	53
ADVISORY VOTE ON EXECUTIVE		Audit and Related Fees	53
COMPENSATION	21	Audit Committee Report	54

COMPENSATION DISCUSSION AND		SECURITY OWNERSHIP OF CERTAIN
ANALYSIS	23	BENEFICIAL OWNERS AND
Executive Summary	23	MANAGEMENT	55
2023 Results Affecting Executive Compensation	26
Role of the Committee	27	SHAREHOLDER PROPOSALS	57
Consideration of Shareholder Responses	27	HOUSEHOLDING	57
Compensation Philosophy and Objectives	28	OTHER INFORMATION	57
Stock Ownership Guidelines	32	OTHER MATTERS	58
Insider Trading Policy and
Key Prohibited Transactions	33	EXHIBIT A - CLEAN HARBORS EMPLOYEE	A-1
Policies Related to Timing of Stock Option Grants	33	STOCK PURCHASE PLAN
Clawback Policy	33
Employment, Termination of Employment and
Change of Control Agreements and
Arrangements	34
Compensation Committee Report	35

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

GENERAL MATTERS
_________________________
This proxy statement and the accompanying notice of the 2024 annual meeting of shareholders (the “annual meeting”) are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company”, “Clean Harbors” or “we”), in connection with the solicitation of proxies by the Company’s board of directors (the “Board”) for use at the annual meeting and any adjournment or postponement thereof. The annual meeting will be held at the Company’s training facility located at 101 Philip Drive, Norwell, Massachusetts, on May 22, 2024, commencing at 10:00 a.m., local time.
Proxy Solicitation
For the 2024 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission (the “SEC”) to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We believe this process lowers the cost of the annual meeting, expedites receipt of the meeting materials, and preserves natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating, and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. Unless you have requested that you receive proxy materials in paper form, your broker will notify you how to access this proxy statement in electronic form and provide you with instructions on how to vote your shares. As a beneficial owner of your shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the form of voting instructions you receive from your broker or the e-proxy notice you receive. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver’s license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company’s directors, officers, or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 10, 2024.

Information as to Voting Securities
On March 25, 2024, the record date for the annual meeting, there were 54,637,464 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the annual meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect four Class II directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Clean Harbors Employee Stock Purchase Plan, and (iv) ratify the selection by the Audit Committee of the Company’s Board of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.
Election of each of the Class II directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on the election of such nominee at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. Approval of (i) the advisory vote on executive compensation, (ii) the Clean Harbors Employee Stock Purchase Plan, and (iii) ratification of the selection by the Board’s Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Any abstentions and broker “non-votes,” will be counted as shares present or represented for purposes of determining the presence of a quorum for the meeting but will have no impact on the election of directors or on the other proposals described above.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the New York Stock Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions on (i) election of the Class II directors, (ii) advisory approval of executive compensation, or (iii) approval of the Clean Harbors Employee Stock Purchase Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.
BOARD OF DIRECTORS OVERVIEW
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company’s founder, now serves and has served since the Company’s formation in 1980 as Chairman of the Board and, until March 31, 2023, Mr. McKim had also served as the Company’s Chief Executive Officer and President. Effective March 31, 2023, the Board appointed Michael L. Battles, formerly the Company’s Chief Financial Officer, and Eric W. Gerstenberg, formerly the Company’s Chief Operating Officer, as the Co-Chief Executive Officers and Co-Presidents of the Company. Mr. McKim remains a director of the Company, as the Executive Chairman of the Board and has also been appointed as the Company’s Chief Technology Officer. Neither Mr. Battles nor Mr. Gerstenberg serves as a director on our Board.
The Board also has a lead independent director, Edward G. Galante (the “Lead Director”), nominated by the Board’s Corporate Governance and Sustainability Committee and elected by the full Board, effective upon completion of our 2022 annual meeting. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Executive Chairman and Co-Chief Executive Officers in establishing the agenda for Board meetings, and meets with the Executive Chairman and the Co-Chief Executive Officers in person or virtually at least quarterly. Mr. Galante has served as a director of the Company since

2010, and currently serves as a member of the Environmental, Health and Safety Committee. Previously, Mr. Galante was a member of the Compensation and Human Capital Committee and the Corporate Governance and Sustainability Committee of the Board.
The Board requires that the chairperson for each of the Board’s committees should periodically change. Each independent director (after a short transition period for new directors) is therefore expected to serve on at least two committees except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters if he or she is a member of such committee. As a matter of practice, the lead director does not serve on any committees.
The Board believes its current leadership structure to be the most appropriate for the Company at this time. As described above, neither of the Company’s two Co-CEOs is now a director of the Company, but Mr. McKim, the Company’s founder and former CEO, continues to serve as Executive Chairman of the Board and has a thorough knowledge of the Company’s business and an impressive track record in managing the Company for over 40 years. As the Company's largest individual shareholder, Mr. McKim’s interests are also significantly aligned with those of the other shareholders. The Board also believes this structure is appropriate because as described below, all of the Company’s directors except for Mr. McKim are “independent” as defined under New York Stock Exchange (“NYSE”) rules and, as described above, the Board has an independent Lead Director selected from among the independent directors and all of the committees of the Board consist exclusively of independent directors.
Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company’s Board has adopted Corporate Governance Guidelines, charters for each of the Board’s committees, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company’s website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy of these documents may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics is approved by the Audit Committee or the full Board of Directors, such waiver would be posted on the Company’s website. In 2023, and through the date of this proxy filing, there have been no waivers granted.
Director Independence
The Corporate Governance Guidelines adopted by the Board require that at least a majority of the Board be “independent,” as defined by the rules of the NYSE on which the Company’s common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:
•The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.
•The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees, stock incentives awarded to non-employee directors of the Company, and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service).
•(A) The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor; (B) the director is a current employee of the Company’s external auditing firm; (C) the director has an immediate family member who is a current employee of the Company’s external auditing firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company’s external auditing firm and personally worked on the Company’s audit within that time.
•The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that other company’s compensation committee.

•The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:
•Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.
•Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.
•Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% or $500,000, whichever is less, of that charitable organization’s annual consolidated gross revenues.
•Personal Relationships. Except as described above with respect to transactions which involve payments made to or by the Company in excess of the respective amounts there described, the following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.
For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance and Sustainability Committee monitor the Board’s compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board’s own categorical standards of independence, the Board has determined that the following current non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Edward G. Galante, Karyn Polito, John T. Preston, Alison A. Quirk, Marcy L. Reed, Andrea Robertson, Lauren C. States, Shelley Stewart, Jr., John R. Welch, and Robert J. Willett. Accordingly, the Board has determined that 10 out of the total of 11 current directors are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has determined that Alan S. McKim is not independent because he is an employee of the Company.
Limitation on Other Board Services
The Board believes that its members should not be prohibited from serving on boards or committees of other organizations, provided there is no actual or apparent conflict of interest between Clean Harbors and such other organizations and provided the member’s service with such other organizations will not unduly impinge upon his/her commitment to Clean Harbors. The Board has, however, developed a guideline regarding the number of public company boards on which a director may serve. The number of public company boards on which a director may serve, including the Board, is limited to (i) in the case of a director who is not also a public company chief executive officer, four (4) boards of directors and (ii) in the case of a director who serves as a chief executive officer or in an equivalent position of a public company, two (2) boards of directors in addition to their employer’s board. The Corporate Governance and Sustainability Committee will take into account the nature of and time involved in a director’s service on other boards and committees in evaluating the suitability of that person to serve as a director of Clean Harbors. Any director is expected to offer his or her resignation from the Board in the event of a material change in the principal job responsibilities held at the time of his or her election to the Board.
Board Committees
The Board has established four standing committees: the Audit Committee, the Compensation and Human Capital Committee, the Corporate Governance and the Sustainability Committee, and the Environmental, Health and Safety Committee. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the NYSE rules which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described below under “Election of Directors,” the Board has also determined that Marcy L. Reed and Andrea Robertson, who are now members of the Audit Committee, each qualify as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Karyn Polito and Shelley Stewart, Jr. the other current members of the Audit Committee, are financially literate as required by the NYSE listing rules. All members of the committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company’s website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
The following table describes the current members of the four standing committees of the Board:
In September 2023, the Board established a special committee (“Ad Hoc Cyber Committee”) with the goal of reviewing the Company’s overall cybersecurity risk and response landscape. The Ad Hoc Cyber Committee is comprised of members with diverse expertise including risk management, technology and finance with two members holding Cybersecurity Oversight Certificates issued by the National Association of Corporate Directors and Carnegie Mellon University. The members of the Ad Hoc Cyber Committee include Mr. Welch (chair), Mr. Preston, Ms. Reed and Ms. States.
Audit Committee
The Audit Committee consists of four independent directors pursuant to applicable NYSE and SEC rules and assists the Board in fulfilling its oversight responsibility of the adequacy and integrity of the Company’s financial statements, financial reporting process, and internal controls over financial reporting. The primary responsibilities of the Audit Committee are to select the Company’s independent registered public accounting firm, review the scope of, approach to and results of audit work, meet with and review the activities of the Company’s internal auditors and the Company’s independent registered public accounting firm, fulfill oversight responsibilities relating to the integrity of the Company’s financial statements, related party transactions, and policies with respect to risk assessment and risk management, and review the Company’s policies regarding employee complaints and a summary of any complaints received.
In fulfillment of its responsibilities, among other things, the Audit Committee:
•discusses with senior members of the Company’s financial management team and the independent auditors matters associated with accounting principles, critical accounting policies, significant accounting judgments and estimates, and internal controls over financial reporting;
•holds separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Vice President of Internal Audit, and on its own, at which candid discussions regarding financial management, accounting, auditing, and internal control matters take place;
•receives periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;
•discusses with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto, and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting;
•reviews and discusses with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;
•reviews the Company’s internal audit plan and the performance of the Company’s internal audit function;
•reviews with senior members of the Company’s financial management team, the independent auditors, and the Vice President of Internal Audit, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting, and the quality of the Company’s financial reporting;
•discusses with the Company’s counsel legal, income tax, and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies;
•discusses with management guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess, and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposure;
•selects the Company’s independent registered public accounting firm and administers pre-approval policies and determines its compensation;
•reviews the Company’s Related Party Transaction Policies and the transactions, which are described in this proxy statement under “Related Party Transactions;” and
•participates, with representatives of management and of the independent auditors, in additional discussions, as requested by the Audit Committee, on areas of the Company’s operations.
The Audit Committee held six meetings during 2023.
Compensation and Human Capital Committee
The Compensation and Human Capital Committee (the “C&HC Committee”) consists of independent directors pursuant to applicable NYSE rules and its primary responsibilities are to (i) recommend to the full Board the total compensation (e.g. base salary, management incentive cash bonus, and equity compensation) for the Chief Executive Officer or Co-Chief Executive Officers, which compensation is then approved by all the Company’s independent directors, (ii) review and approve the total compensation for the executive officers and other senior management, (iii) administer the Company’s cash incentive bonus plans for senior management and equity incentive plans, and (iv) periodically review certain aspects of the Company’s policies relating to compensation and human capital management including succession planning. The C&HC Committee also periodically reviews succession planning for the CEO or Co-CEOs and other key positions, as determined by the C&HC Committee and management, and reviews and monitors management policies and strategies relating to the Company’s human capital management function including, for example, those relating to recruitment, retention, engagement, talent development and diversity, equity and inclusion.
Under its charter, the C&HC Committee has authority to select and retain its own executive compensation consultants, legal counsel, and other advisors to assist the C&HC Committee in its determinations. In connection with each such selection, the Committee considers factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the C&HC Committee evaluates the levels of success of the CEO or Co-CEOs, executive officers and other senior management of the Company in achieving their goals during the prior year and, based upon the degree of their success, determines the amount of bonuses (if any) payable to the CEO or Co-CEOs, executive officers and other senior management of the Company and the extent to which restricted shares with performance criteria are earned and will vest (subject to continued employment).
The C&HC Committee held five meetings during 2023, and acted via unanimous written consent in lieu of meeting three times.
Corporate Governance and Sustainability Committee
The Corporate Governance and Sustainability Committee consists of independent directors pursuant to applicable NYSE rules and its primary responsibilities are to serve as a nominating committee for directors, including the Lead Director, recommend structures of Board committees, review director independence and compensation, and assist the Board in reviewing the performance of the Board and the CEO or Co-CEOs. The Corporate Governance and Sustainability Committee reviews the Company’s framework for development of policies and programs regarding environmental, sustainability and governance (“ESG”) matters and periodically assesses the Company’s performance thereunder. In particular, prior to any related public disclosure, the Corporate Governance and Sustainability Committee oversees the Company’s sustainability targets and the Company’s sustainability reporting and reports the results therefore to the full Board.
The Corporate Governance and Sustainability Committee held four meetings during 2023, and acted via unanimous written consent in lieu of meeting once.
Environmental, Health and Safety Committee
The Environmental, Health and Safety Committee consists of independent directors pursuant to applicable NYSE rules and its primary responsibilities are to fulfill the Board’s oversight responsibilities for the Company’s policies and practices related to human health and safety, operational safety, and regulatory and environmental compliance. Among other matters, the Environmental, Health and Safety Committee:
•reviews the effectiveness of the Company’s major compliance programs with respect to regulatory requirements including, but not limited to, the Company’s policies and procedures for monitoring employee health and safety and regulatory and environmental compliance;
•oversees the risk management associated with the Company’s environmental, health and safety policies, practices, and performance, including an evaluation of the effectiveness of management’s programs for compliance with applicable laws and regulations;
•reviews and monitors emerging environmental, health and safety issues, as well as proposed laws and regulations, and their potential impact on the Company, including its operations, financial results, risk exposure and reputation;
•reviews management’s evaluation of the potential environmental, health and safety effects and/or risk exposure related to projects for which management is seeking Board approval and makes such recommendations to the Board with respect thereto as the Environmental, Health and Safety Committee may deem advisable;
•reviews significant capital expenditures that may have a material environmental, health and safety impact;
•periodically conducts site visits to Company operating locations to assess environmental, health and safety programs and practices;
•reviews the Company’s major environmental, health and safety liabilities reported in the Company’s financial statements;
•reviews the Company’s benchmarking of environmental, health and safety programs of other companies (within and outside of our industry) to endeavor that best practices are being implemented; and

•in coordination with other committees of the Board, reviews and, as applicable, approves information relating to sustainability, legislative, regulatory, and other relevant policies, practices, or performance measures for inclusion in the Company’s Sustainability Report and SEC filings with the applicable ESG reporting frameworks.
The Environmental, Health and Safety Committee held four meetings during 2023.
Ad Hoc Cyber Committee
As noted above, the Board established a new Ad Hoc Cyber Committee, whose primary responsibilities are to identify, evaluate and monitor cyber-risk management concerns and determine how those concerns align with the Company’s risk profile. The Ad Hoc Cyber Committee identifies priorities and establishes cyber oversight criteria as part of good corporate governance. In connection with such determination, the Ad Hoc Cyber Committee considers issues relating to confidentiality, integrity, availability and compliance with applicable legal and regulatory requirements and national institute standards and technology.
The Ad Hoc Cyber Committee held one meeting during 2023.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation and Human Capital Committee during the last fiscal year (Mr. Galante, prior to his appointment as Lead Director on May 24, 2023, Ms. Quirk, Mr. Preston, Ms. Robertson, Mr. Thomas Shields, who retired from the Board on May 24, 2023, Ms. States, Mr. Welch and Mr. Willett) has (i) ever served as one of the officers or employees of the Company or any of its subsidiaries, or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company’s executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board or the Compensation and Human Capital Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company’s Board, correspondence should be addressed to the Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution, as appropriate, to the other independent members of the Board.
Board Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from senior management and other information regarding the Company’s credit, liquidity and operations, and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, and any potential conflicts of interest arising from related party transactions. The Compensation and Human Capital Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Corporate Governance and Sustainability Committee oversees risks associated with maintaining the independence of the Board. The Environmental, Health and Safety Committee oversees management of risks associated with environmental, health and safety matters affecting the Company and its employees, including matters associated with climate change and the Company’s compliance with its environmental and safety goals. The Ad Hoc Cyber Committee oversees management of cyber risks affecting the Company and its operations. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.
Commitment to the Environment and Sustainability
The Company’s Board and management believe environmental, social, and other sustainability matters are key components of the Company’s success and recognize the importance of continuing efforts to minimize any negative impact which the Company’s operations may have on the environment. Measuring the positive impacts of the Company’s operations on the environment and the customers and communities served by the Company and valuing the safety, development, and welfare of employees, customers, and other third parties with whom the Company works are key components of the Company’s environmental, social, and sustainability commitment. The Board plays an active role in overseeing the Company’s performance in such matters including evaluating risks and compliance with respect to climate change, human capital management, diversity, and health and safety matters. Further information concerning the Company’s commitment and programs is available under “Business – Protecting the Environment and Sustainability at Clean Harbors” in the Annual Report on Form 10-K for the year ended December 31, 2023, which accompanies this proxy statement, and in the Company’s 2023 Sustainability Report and the 2023 Sustainability Supplement which is available in the Investor Relations section of the Company’s website under “ESG.”
Executive Succession Planning
The Board recognizes that succession planning is a key component of the Company’s continued success. The Compensation and Human Capital Committee monitors the Company’s succession planning processes as part of its chartered responsibilities. Further, pursuant to the Board’s Corporate Governance Guidelines, the Board considers and reviews succession candidates for the CEO or Co-CEOs and other executive leadership positions for both near- and long-term planning. On an annual basis, in executive session, the Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities, and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.
As a result of the process described in the preceding paragraph, the Board appointed effective as of March 31, 2023, Michael L. Battles, formerly the Company’s Chief Financial Officer, and Eric W. Gerstenberg, formerly the Company’s Chief Operating Officer, as the Co-Chief Executive Officers and Co-Presidents of the Company. Alan S. McKim, the Company’s founder and former Chief Executive Officer, remains the Executive Chairman of the Board and was appointed as the Company’s Chief Technology Officer.
No Political Contributions
It is the Company’s policy that no Company funds or assets will be used to make a contribution to any political party or candidate. The Company has also not established any political action committee as a forum for employees to voluntarily contribute to a fund that supports any political party or candidate.
ELECTION OF DIRECTORS
(Proposal 1 on Proxy Form)
The Board is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders by law or pursuant to the Company’s Restated Articles of Organization or the Company’s Bylaws. The Board is responsible for selection of the Chief Executive Officer or Co-Chief Executive Officers and for advising the Chief Executive Officer or Co-Chief Executive Officers with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company’s Executive Chairman and Chief Technology Officer, all of the current members of the Board are “independent directors” as defined by the NYSE rules.
In 2023, the Board held six meetings and acted by unanimous written consent in lieu of meeting once. Overall attendance at Board and committee meetings was over 95% and attendance was at least 75% for each director. All current members of the Board who were then serving as directors also attended the 2023 annual meeting of shareholders either in person or virtually. While we do not have a formal policy, it has been longstanding practice that all directors attend the annual meeting of shareholders unless there are unavoidable schedule conflicts or unforeseen circumstances.
The Board is currently composed of 11 directors classified into three classes. There are currently four Class I directors, four Class II directors, and three Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class II directors, Alan S. McKim, Karyn Polito, John T. Preston, and Marcy L. Reed, will expire at the 2024 annual meeting and the Board has nominated all of the four current Class II directors to stand for re-election as Class II directors at the 2024 annual meeting.

Board Matrix
The following matrix provides information regarding the 11 current members of the Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of the directors which the Board believes are relevant to our business and corporate structure. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular knowledge, skill, experience, or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, experience, or attribute with respect to any of the directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill, and experience listed below may vary among the members of the Board.
As more fully described above under “Board of Directors and Corporate Governance - Board Committees,” the Board's Corporate Governance and Sustainability Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance and Sustainability Committee and the full Board determine on an annual basis the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. While the Corporate Governance and Sustainability Committee and the full Board do not have any formal policy with regard to gender or racial diversity, the Corporate Governance and Sustainability Committee and the full Board believe that board diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders and is one of the factors that they consider when identifying individuals for Board membership.

The following tables summarize the composition of the Company’s Board:

Independence
(including Executive Chairman/Founder)

Executive Chairman/Founder
1
91%
independent
10
Independent
Except for the Executive Chairman/Founder, all directors are independent

Tenure
(Excluding Executive Chairman/Founder)

1 to 5 years
5
3
11 years or more
9.1 years
average tenure
2
6 to 10 years

Age
(Including Executive Chairman/Founder)

50 to 59 years
2
3
Over 70 years
66 years
average age
60 to 70 years
6

Gender and Ethnic Diversity
(Including Executive Chairman/Founder)

6 Male
55%
5 Female
45%
4
5
55%
overall diversity
1
1
2 African-American
18%

In evaluating the suitability of individual Board members, the Corporate Governance and Sustainability Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity, and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, sales, management, engineering and technology, cybersecurity risk experience, and personal, educational, and professional background. The Corporate Governance and Sustainability Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best enhance the success of the Company and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance and Sustainability Committee seeks individuals with particular skills complementary and additive to those currently held by the Board or knowledge and experience that the Board is likely to need in the future. The Board also has a policy under which each director who wishes to stand for re-election will be evaluated by the other members of the Board based on such director’s contributions to the activities of the Board prior to being nominated by the Board for re-election.
Board Nomination Process
In the past, all nominees for the Board have been submitted to the Corporate Governance and Sustainability Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. The Corporate Governance and Sustainability Committee has not adopted a formal policy with regard to the consideration of director candidates recommended by shareholders; however for any candidate properly proposed by a shareholder as described in the following paragraph, the Corporate Governance and Sustainability Committee will use the same evaluation criteria as are described above in assessing such candidate for purposes of potential recommendation to the Board.

For the 2025 annual meeting of shareholders, any shareholder wishing to propose a candidate for consideration by the Corporate Governance and Sustainability Committee should deliver a notice addressed to the Chair, Corporate Governance and Sustainability Committee, in the manner described above under “Board of Directors Overview - Communications to the Independent Directors.” Unless the shareholder desires to have the shareholder’s nominee included in the Company’s Proxy Statement for the 2025 annual meeting, in which event the shareholder would need to comply with the procedures described below in this Proxy Statement under “Shareholder Proposals,” such notice should be delivered by not later than the close of business on March 23, 2025 (60 calendar days prior to the anniversary of the 2024 annual meeting). Such notice should include the name of the proposed candidate for election as a director and a brief biography, a document indicating the candidate's willingness to serve, evidence of the nominating person's ownership of Company stock, and certain other information about the candidate and the shareholder which is described in Article II, Section 2(b) of the Company’s By-Laws. A copy of the Company’s By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company’s Current Report on Form 8-K filed on March 16, 2022, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company’s 11 current directors. The directors include the four current Class II directors standing for re-election at the annual meeting, namely Alan S. McKim, Karyn Polito, John T. Preston, and Marcy L. Reed, and the seven current directors who are not standing for re-election at the annual meeting but will continue to serve in accordance with their current terms as Class I directors until 2026 or Class III directors until 2025.
The information includes age, positions, principal occupation and business experience of each director for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. The information also includes the Board committees on which each of the directors now serves. In addition to the information presented below regarding each director's specific experience, qualifications, attributes, and skills that led the Corporate Governance and Sustainability Committee and full Board to conclude that he or she should serve as a director, the Corporate Governance and Sustainability Committee and Board also believe that all of the directors have high personal and professional ethics, integrity and values, and each of them has demonstrated business acumen, sound judgment, and a commitment of service to the Company.
Current Class II Directors Standing for Re-election at the Meeting:

Alan S. McKim Age: 69 Director Class: II Director Since: 1980 Committees: None
Mr. McKim founded the Company in 1980 and has served as the Chairman of the Board of Directors since its founding and as the Chief Technology Officer since March 31, 2023. Prior to that, Mr. McKim had served as the Company’s Chief Executive Officer and President since the Company’s founding in 1980. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business and an honorary doctorate from the Massachusetts Maritime Academy. He serves on Northeastern University's Board of Trustees and South Shore Health's Board of Directors.
Skills and Qualifications:
Mr. McKim is recognized as an industry leader, with more than four decades of experience in the environmental services business. He is also the largest individual shareholder of the Company, and his interests are therefore significantly aligned with those of the other shareholders.

Karyn Polito Age: 57 Director Class: II Director Since: 2023 Committees: Audit Corporate Governance and Sustainability Environmental, Health and Safety
Ms. Polito is the Principal of Polito Development Corporation, a commercial and industrial real estate development firm. She served as 72nd Lieutenant Governor of Massachusetts from 2015 to 2023. Prior to her election as Lieutenant Governor, Ms. Polito was a member of the Massachusetts House of Representatives and a Partner at Milton, Laurence & Dixon, LLP. She is also an independent director for Berkshire Hills Bancorp, Inc (NYSE:BHLB), where she serves on the risk management, capital and compliance committee as well as the corporate responsibility and culture committee. She also serves as an independent director for The Andover Companies, a private mutual insurance group. She holds a Bachelor of Science from Boston College and a Juris Doctor from New England Law School.
Skills and Qualifications:
Ms. Polito brings to the Board a wealth of experience across the public and private sectors, including environmental issues, government, regulatory and public affairs, as well as serving on the board of another public company.

John T. Preston Age: 74 Director Class: II Director Since: 1995 Committees: Compensation and Human Capital Corporate Governance and Sustainability (Chair) Ad Hoc Cyber
Mr. Preston is the Managing Partner of TEM Capital, a private equity investment company, and is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). Prior to that he was the Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration, and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University.
Skills and Qualifications:
Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance. Mr. Preston also has a Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

Marcy L. Reed Age: 61 Director Class: II Director Since: 2021 Committees: Audit Environmental, Health and Safety Ad Hoc Cyber
Ms. Reed retired in 2021 after more than 30 years with National Grid, an investor owned public utility providing New York, Rhode Island and Massachusetts with natural gas and electricity for homes and businesses. Prior to her retirement, she served for the past decade as President of National Grid Massachusetts and Executive Vice President U.S. Energy Policy and Social Impact. She has been a certified public accountant since 1988. A frequent speaker on topics of leadership, energy policy, innovation, and the evolving energy paradigm, she has been recognized with numerous leadership and philanthropic awards, including being named three times as one of Boston’s Top 100 Leaders. In February 2022, Ms. Reed joined the board of Edison International (NYSE:EIX), the parent company of Southern California Edison. She serves as an independent director for Blue Cross Blue Shield of Massachusetts and is on the board of Northeastern University, chairing the audit committees of both entities. She also is a board member of Qualus, a private equity-backed electric power engineering company. Ms. Reed previously served as board chair of The Partnership, Inc., an organization working to build racially diverse leadership pipelines. She earned an AB in Economics from Dartmouth College and an MS in Accounting from Northeastern University and holds Executive Education Certificates from the Wharton School of the University of Pennsylvania and INSEAD.
Skills and Qualifications
Ms. Reed brings to the Board her considerable experience in the energy industry, accounting, and regulatory matters. Ms. Reed qualifies as an “audit committee financial expert” under Regulation S-K under the Exchange Act.

Continuing Directors Not Standing for Re-election at the Meeting:

Edward G. Galante Age: 73 Director Class: I Director Since: 2010 Committees: Lead Director Environmental, Health and Safety
Mr. Galante retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties Marketing and Research, and Engineering. He was also responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University, and he now serves as a Vice Chairman of Northeastern's Board of Trustees. He is a director of Celanese Corporation (NYSE: CE), where he chairs the compensation and management development committees and serves on the environmental, health, safety, quality and public policy committee, and Marathon Petroleum Corporation (NYSE: MPC), where he chairs the compensation and organizational development committee and serves on the sustainability committee. Within the past five years, Mr. Galante was also a director of Linde plc (NYSE:LIN), where he chaired the compensation and executive development committee and sat on the audit committee. Mr. Galante is also a director of the United Way Foundation of Metropolitan Dallas and of Artis-Naples.
Skills and Qualifications:
In addition to his extensive experience with Exxon Mobil in the oil and gas industry, Mr. Galante's services as a director and board committee member of three other major public companies give him valuable insight into corporate governance, public affairs, environmental, compensation, and audit matters.

Alison A. Quirk Age: 62 Director Class: I Director Since: 2022 Committees: Compensation and Human Capital (Chair) Corporate Governance and Sustainability
Ms. Quirk is the former Executive Vice President, Chief Human Resources and Citizenship Officer at State Street Corporation. Ms. Quirk retired from State Street in 2017 where she worked for 15 years, the last seven as a member of the company’s senior-most strategy and policy making group. As Chief Human Resources and Citizenship Officer, she was responsible for all aspects of human resources and corporate citizenship, leading a global team of more than 500 people. Prior to State Street, Ms. Quirk spent two decades in human resources and business planning roles at FleetBoston Financial, Liberty Financial Companies and Boston Financial Data Services, Inc. Ms. Quirk is an independent non-executive director of Janus Henderson Group plc (NYSE/ASX:JHG), where she is the chair of the compensation committee. She is also a member of the compliance committee of Wynn Resorts, Limited (NASDAQ:WYNN) responsible for ensuring compliance with federal, state, local and gaming laws. She is also an advisor for King Boston, a not-for-profit organization focused on equity and economic justice. She previously served on the Legg Mason Board of Directors as a member of the finance committee and the nominating and governance committees, as well as chairperson of the compensation committee. She also served on a special committee of the board that oversaw the sale of Legg Mason. She holds a bachelor’s degree in Communications from the University of New Hampshire.
Skills and Qualifications:
Ms. Quirk brings valuable board-level experience advising on corporate strategy, mergers and acquisitions, and company growth objectives. Her background as a senior human resources executive fully aligns with the Company’s initiatives around recruiting, retention, diversity and inclusion, and employee engagement.

Andrea Robertson Age: 66 Director Class: III Director Since: 2004 Committees: Audit (Chair) Corporate Governance and Sustainability
Ms. Robertson was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. Ms. Robertson held financial management positions with RR Donnelley & Sons Company from 1996 to 2003, and with International Business Machines Corporation from 1984 to 1996. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant. She sits on the Leadership Council of Prevent Child Abuse America.
Skills and Qualifications:
Ms. Robertson brings to the Board her considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. She qualifies as an “audit committee financial expert” under Regulation S-K of the Exchange Act.

Lauren C. States Age: 67 Director Class: III Director Since: 2016 Committees: Compensation and Human Capital Environmental, Health and Safety (Chair) Ad Hoc Cyber
Ms. States retired in 2014 after more than 36 years with International Business Machines Corporation (“IBM”). Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and as a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the IBM’s transformation to cloud computing, working with clients to provide insights to the IMB’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her BS in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Webster Financial Corporation (NYSE:WBS) and NetBase Quid, a privately held company and, through early 2023, served on the board of Diebold Nixdorf Inc. (NYSE:DBD). Ms. States is devoted to community service, currently serving on the board of Code Nation, an organization equipping students in under-resourced communities to pursue careers in science and technology, and previously serving on the board of the New England Science and Sailing Foundation through April 2023. She is also a Trustee for International House, New York.
Skills and Qualifications:
Ms. States brings to the Board her considerable experience in sales, technology, and strategy at a major technology company, as well as from serving as a director of other public companies. Ms. States also has a Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

Shelley Stewart, Jr. Age: 70 Director Class: I Director Since: 2022 Committees: Audit Environmental, Health and Safety
Mr. Stewart leads the consulting firm Bottom Line Advisory LLC as Managing Partner. Mr. Stewart retired in 2018 after six years as Chief Procurement Officer at DuPont where he led procurement, global sourcing and logistics, as well as real estate and facility services. Prior to joining DuPont in 2012, he spent nearly a decade at Tyco International, where he was Senior Vice President of Operational Excellence and Chief Procurement Officer and oversaw multiple Lean Six Sigma initiatives. Previously, he held senior executive supply chain positions at Raytheon and Invensys PLC. He also spent 19 years at United Technologies Corporation where he held numerous positions around global sourcing. Mr. Stewart currently serves on the boards of Otis Worldwide Corporation (NYSE:OTIS) and Kontoor Brands Inc. (NYSE:KTB), where he sits on their nominating and governance and audit committees. He also serves on the Board of Trustees of Howard University and the Board of Governors for the University of New Haven. He previously spent several years serving on the board of directors for the Institute for Supply Management. He holds a bachelor’s degree and master’s degree in criminal justice from Northeastern University and received his MBA from the University of New Haven.
Skills and Qualifications:
Mr. Stewart brings significant expertise in areas such as logistics, supply chain management, and operational improvement. His strategic insights, combined with his chemical industry background, are a significant asset to Clean Harbors as the Company continues to execute its growth strategy.

John R. Welch Age: 67 Director Class: I Director Since: 2014 Committees: Compensation and Human Capital Environmental, Health & Safety Ad Hoc Cyber
Mr. Welch retired as a Senior Partner from McKinsey & Company, an international consulting firm, in 2015 after 30 years, and is now a Senior Partner Emeritus. While at McKinsey, he served clients across a variety of industries, served as the Managing Partner of McKinsey’s New England Practice from 2007 to 2012, and led the McKinsey's Strategy Practice from 2001 to 2005. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum, and worked in the Municipal Lending Group at Bank of America. Mr. Welch is currently an Executive Partner at Bridge Growth Partners, LLC, a private equity firm and he previously served on the board of Finalsite, a private software company. He holds an MBA from the University of Chicago, and BS and MS degrees in chemical engineering from Cornell University.
Skills and Qualifications:
Mr. Welch brings to the Board his considerable experience in business consulting, operations, and finance.

Robert J. Willett Age: 56 Director Class: III Director Since: 2019 2023 Committees: Compensation and Human Capital Corporate Governance and Sustainability
Mr. Willett is the President and Chief Executive Officer of Cognex Corporation (NASDAQ: CGNX), a machine vision company, where he oversees all aspects of strategy and operations. He joined Cognex in 2008 as Executive Vice President and President of the Modular Vision Systems Division. He was promoted to President and Chief Operating Officer in 2010 and to Chief Executive Officer in 2011. Before joining Cognex, he served as Group Vice President of Business Development and Innovation for the Product Identification business group at Danaher Corporation (NYSE:DHR), a diversified manufacturer of industrial controls and technologies. Prior to that, he served as President of Danaher subsidiary Videojet Technologies. From 1998 to 2003, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a $125 million private coding company with 30 wholly owned sales companies around the world, which he sold to Danaher in 2003. Mr. Willett holds a BA from Brown University and an MBA from Yale University.
Skills and Qualifications:
As the chief executive officer of a public machine vision company, Mr. Willett has a deep industrial and technology background and expertise in leadership development. He serves as a valuable resource as the Company continues to execute its growth strategy.

Election of each of the four Class II directors standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on the election of such nominee at the annual meeting. Abstentions and broker non-votes will not have any impact on the outcome of this proposal, and votes withheld from any nominee will have the effect of “against” votes with respect to such nominee. Any incumbent director who fails to receive the required number of votes for his or her re-election is required by our By-Laws to submit his or her resignation to the Board. Our Corporate Governance and Sustainability Committee will then make a recommendation to the Board as to whether such resignation should be accepted or rejected, or whether other action should be taken. The Board is required to act on the tendered resignation and publicly disclose its decision within 90 days of the certification of the shareholder vote for the annual meeting. Any director who tenders his or her resignation may not participate in such process regarding his or her resignation. If such director's resignation is not accepted by the Board, such director will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or his or her resignation or removal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to re-elect Alan S. McKim, Karyn Polito, John T. Preston, and Marcy L. Reed as Class II directors of the Company for a three-year term until the 2027 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that any of the nominees is unable to stand for election (which is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee(s) acceptable to the remaining members of the Board. The Board recommends shareholders vote “FOR” the election of Alan S. McKim, Karyn Polito, John T. Preston, and Marcy L. Reed as Class II directors.

DIRECTOR COMPENSATION
During 2023, the Company paid an annual cash retainer fee of $81,000 to each non-employee director, plus $65,000 for serving as the Lead Director, $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation and Human Capital Committee, and $12,000 for serving as the Chair of the Corporate Governance and Sustainability Committee, the Environmental, Health and Safety Committee, or the Ad Hoc Cyber Committee (from September 1, 2023 onward). Directors are not paid for attendance at meetings, but non-employee directors are reimbursed for expenses they incur in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its non-employee directors. Any director who is an employee of the Company does not receive any additional compensation for serving as a director.
In addition to the cash compensation described above, immediately following the 2023 annual meeting of shareholders, each non-employee director either elected at the 2023 annual meeting or then continuing to serve as a director received 1,148 restricted shares of the Company’s common stock under the Company’s 2020 Stock Incentive Plan, having a grant date fair value of approximately $165,000. All of the restricted shares granted to the non-employee directors immediately following the 2023 annual meeting are for services provided as non-employee directors through the start of the 2024 annual meeting of shareholders and will vest at that time provided such directors continue to serve as directors through such date. In connection with her appointment on March 16, 2023, Karyn Polito received 242 restricted shares of the Company’s common stock which had a grant date fair value of $32,203.
The following table describes the compensation paid by the Company to each of the non-employee directors during 2023:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
Eugene Banucci (3)	60,833	—	60,833
Edward G. Galante	123,917	166,001	289,918
Karyn Polito (4)	64,125	198,204	262,329
John T. Preston	88,000	166,001	254,001
Alison A. Quirk	89,750	166,001	255,751
Marcy L. Reed	95,000	166,001	261,001
Andrea Robertson	91,000	166,001	257,001
Thomas J. Shields (3)	40,000	—	40,000
Lauren C. States	88,000	166,001	254,001
Shelley Stewart, Jr.	81,000	166,001	247,001
John R. Welch	90,000	166,001	256,001
Robert J. Willett	81,000	166,001	247,001
____________________________
(1)    The grant date fair value of stock awards is calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For restricted stock awards subject to time-based vesting, the grant date fair value is based on the value of the awards on the respective dates of grant using the closing price of the Company’s common stock on such date. As of December 31, 2023, each non-employee director serving as of that date, held 1,148 unvested restricted shares.
(2)    None of the non-employee directors was granted any stock options during 2023, nor do they currently hold any stock options.
(3)    Dr. Banucci and Mr. Shields served as independent directors of the Company through May 24, 2023.
(4)    Ms. Polito was appointed as a director on March 16, 2023. The amount reported in the Stock Award column includes the grant date fair value of the initial grant made to Ms. Polito when she joined the Board and the annual grant made to her following the 2023 annual meeting.

EXECUTIVE OFFICERS
As of March 31, 2024, the Company’s executive officers and their respective ages are as follows:

Name	Age	Position
Michael L. Battles	55	Co-Chief Executive Officer and Co-President
Eric W. Gerstenberg	55	Co-Chief Executive Officer and Co-President
Alan S. McKim	69	Executive Chairman of the Board and Chief Technology Officer
Eric J. Dugas	46	Executive Vice President and Chief Financial Officer
George L. Curtis	65	Executive Vice President, Pricing & Proposals*
Sharon M. Gabriel	48	Executive Vice President and Chief Information Officer*
Robert Harrison	53	Executive Vice President, Health & Safety*
Robert E. Speights	54	President, Industrial Services*
Rebecca Underwood	50	President, Facilities*
Brian P. Weber	56	President, Safety-Kleen Sustainability Solutions
_________________________
*    Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.
Michael L. Battles was appointed effective March 31, 2023, by the Board as the Company’s Co-Chief Executive Officer and Co-President. He joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer and was appointed as Executive Vice President and the Company’s Chief Financial Officer in January 2016. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. His roles included financial leadership of the Human Health business, Chief Accounting Officer, and acting Chief Financial Officer. Prior to PerkinElmer, Mr. Battles worked for Deloitte & Touche LLP in the firm's audit function in various positions of increasing management responsibilities including an assignment in its national office in accounting research. Mr. Battles is a member of the board of directors of Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management service company, and serves on its audit and nominating and ESG committees. He holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant. He also has a Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.
Eric W. Gerstenberg was appointed effective March 31, 2023, by the Board as the Company’s Co-Executive Officer and Co- President. He had been previously served as the Company’s Chief Operating Officer since January 2015. Mr. Gerstenberg started with the Company in 1989 in Field Operations. From 1989 to 1997, he held a variety of management positions including General Manager of multiple facilities. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental Services in June 2014. Mr. Gerstenberg holds a BS in Engineering from Syracuse University. In 2017, he attended and received certification at the Harvard Business School Advanced Management Program (AMP193).
Alan S. McKim founded the Company in 1980 and is Executive Chairman of the Board of Directors and Chief Technology Officer. He has been since the Company’s formation and is now a director of the Company. Mr. McKim also served as the Company’s Chief Executive Officer from 1980 until March 31, 2023. Mr. McKim holds an MBA from Northeastern University. For more information about Mr. McKim, please see “Current Directors and Nominees” above.
Eric J. Dugas is Executive Vice President and Chief Financial Officer. He was appointed to that position effective March 31, 2023 and was previously Senior Vice President, Finance and Chief Accounting Officer since January 2016. He also continues to serve as the Company’s principal accounting officer. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he was engaged in an assignment in the firm's national office in accounting research and held several positions of increasing management responsibility. Mr. Dugas holds a BS in Accounting from Boston College and is a certified public accountant. In 2019, he attended and received certification at the Harvard Business School Advanced Management Program (AMP196).
George L. Curtis has served as Executive Vice President, Pricing & Proposals since 2009. He joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Sharon M. Gabriel is Executive Vice President and Chief Information Officer. She was appointed to that position in October 2018. She joined Clean Harbors in 2001 and has held a variety of positions of increasing responsibility with the most recent prior position being Senior Vice President of Management Information Systems. Ms. Gabriel is leading the Company’s push toward innovative technologies related to artificial intelligence, robotic process automation, and many mobility applications and manages the Company’s cybersecurity and cyber incident preparedness and response. She holds a BS in Environmental Science from New England College.
Robert Harrison is Executive Vice President, Health & Safety. He joined the Company in November 2022. Prior to joining the Company, Mr. Harrison was most recently the Health, Safety and Environmental (HSD) and Quality Vice President for Air Liquide American Corporation from 2016 to 2022, where he supported more than 800 locations and six business units that included responsibility for 2,000 miles of pipeline. Previously, Mr. Harrison held the positions of HSE director for Halliburton and for Rolls Royce. Prior to that, he held health and safety managerial roles at Honeywell and 3M. Mr. Harrison holds a Master of Science and Bachelor of Arts degrees in Occupational Safety and Health from Murray State University in Murray, Kentucky. He is also a Six Sigma Greenbelt, Certified Safety Professional, and Certified Industrial Hygienist.
Robert E. Speights is President, Industrial Services. He joined the Company in October 2018, as Chief Sales Officer, following a lengthy career in a variety of executive sales and operations roles and became President, Industrial Services in early 2021. Prior to joining the Company, he was most recently with Aegion Corporation as Senior Vice President and Chief Sales Officer where he implemented strategic long-term growth plans for its 12 companies that accounted for more than $1.4 billion in revenue. Previously, he was Senior Vice President Business Development, Marketing, and Strategy for Safety Services at Transfield Services with revenues of $5.4 billion. Prior to Transfield, he held a variety of sales, business development and operations roles over a 20-year span at several industrial companies. He attended the University of Southern Mississippi and Pearl River College.
Rebecca Underwood has served as President, Facilities since August 2023. Ms. Underwood joined the Company in June 2022 as Executive Vice President of Facilities. Prior to joining the Company, she served as Senior Vice President - Safety, Operations, Maintenance, Engineering, Productivity at Covanta from June 2018 through June 2022. Prior to that, Ms. Underwood was Vice President, Integrated Supply Chain - Advanced Materials for Honeywell from December 2015 through April 2018. Ms. Underwood spent more than a decade holding a variety of senior management roles at Air Products based both in the U.S. and China, concluding as Director of Global Product Supply. Between her various roles at Air Products, she was the Asia Pacific Operations Director for Ferro Corporation. Ms. Underwood holds a Bachelor of Science degree in Mechanical Engineering from University of Illinois Urbana-Champaign. She earned her Executive MBA from WUSL-Fudan University.
Brian P. Weber was appointed as Executive Vice President and President, Safety-Kleen Sustainability Solutions effective March 31, 2023. Prior to his appointment in this position, Mr. Weber served as Executive Vice President, Corporate Planning and Development since 2010. Mr. Weber joined the Company in 1990. Throughout his tenure with the Company, he has served in a variety of management positions including Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. He holds a BS in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS
The Board has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. That policy generally defines related party transactions as current or proposed transactions in excess of $120,000 in which (a) the Company is a participant and (b) any director, executive officer or immediate family member of any director or executive officer has a direct or indirect material interest. All executive officers and directors are required to notify the General Counsel of the Company as soon as practicable of any proposed transaction that they or their immediate family members are considering entering into that involves the Company. The General Counsel will determine whether potential transactions or relationships constitute related party transactions that should be referred to the Audit Committee. Any member of the Audit Committee who has an interest in a transaction presented for consideration will abstain from voting on the related party transaction.
The Board has delegated responsibility to the Audit Committee to be responsible for overseeing the Related Party Transactions Policy. The Audit Committee is composed solely of directors who satisfy the independence requirements of the NYSE for membership on such committee. Under the written charter of the Audit Committee, the Audit Committee reviews and, if the Audit Committee deems appropriate, approves all related party transactions which are required to be disclosed in the Company’s filings with the SEC.
Under the Related Party Transactions Policy, the Audit Committee reviews a detailed description of each proposed related party transaction and, in deciding whether or not to approve that transaction, considers, among other factors it deems appropriate, (i) whether the related party transaction was undertaken in the ordinary course of business of the Company, (ii) whether the related party transaction was initiated by the Company or a Company subsidiary or the related party, (iii) whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party, (iv) the purpose, and the potential benefits to the Company, of the related party transaction, (v) the approximate dollar value of the amount involved in the related party transaction, particularly as it relates to the related party, (vi) the related party's interest in the related party transaction and (vii) any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular transaction.
The Related Party Transactions Policy provides that certain types of Related Party Transactions shall be deemed to be pre-approved or ratified, as applicable, by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless specifically determined otherwise by the Audit Committee. Those types of Related Party Transactions include (a) executive officer compensation and benefit arrangements; (b) director compensation arrangements; (c) any transaction between the Company and any entity in which a related party has a relationship solely as an employee (other than an executive officer), director, or less than 10% equity interest, or if the aggregate amount involved in the transaction does not exceed the greater of $1,000,000 or two percent of the other entity’s consolidated gross revenues; (d) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relation is as an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent of the charitable organization’s total revenues; (e) any transaction where all of the Company’s shareholders receive proportional benefits; (f) any transaction where the rates or charges involved are determined by competitive bids; (g) any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; (h) certain banking-related services; and (i) any indemnification and advancement of expenses made pursuant to the Company’s Restated Articles of Organization or By-Laws or pursuant to any agreement. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new Related Party Transaction deemed pre-approved pursuant to this paragraph shall be provided to the Audit Committee for its review.
During the fiscal year ended December 31, 2023, the Company paid compensation to certain persons affiliated with a director or executive officer of the Company as follows:
(i) compensation of approximately $751,000, including cash and equity awards granted during 2023 to William McKim (the son of Alan S. McKim, the Company’s Executive Chairman of the Board and Chief Technology Officer) for his employment by a subsidiary of the Company (of which William is an Executive Vice President); and
(ii) compensation of approximately $183,000 to Nancy A. Morrissey (a household member of Alan S. McKim) for her employment by a subsidiary of the Company, which includes the grant date fair value of 500 restricted shares granted to Ms. Morrissey on June 1, 2023 which vest ratably on each of the first three anniversaries of the grant date (subject to continued employment); and

(iii) compensation of approximately $138,000 to Robert P. Smith (the son-in-law of Alan S. McKim) for his employment by a subsidiary of the Company.
These transactions occurred in the Company’s normal course of operations at rates comparable to similarly situated employees of the Company. Such transaction therefore involved compensation subject to the standing pre-approval for certain transactions under the Board's Related Party Transactions Policy discussed above.
Except as described above, there have been no other related party transactions required to be disclosed under Item 404(a) of Regulation S-K during the past fiscal year ended December 31, 2023.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 2 on Proxy Form)
The Board is seeking a non-binding advisory vote from the Company’s shareholders to approve the compensation of the Company’s Named Executive Officers, as described under “Compensation Discussion and Analysis” and “Executive Compensation Tables” below in this proxy statement and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company’s shareholders at the 2023 annual meeting, the Company’s Board of Directors holds such “say-on-pay” advisory votes on an annual basis.
As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation and Human Capital Committee (the “Committee”), with assistance from its independent compensation consultant, has structured the Company’s compensation programs to emphasize pay-for-performance. The compensation opportunities provided to the Company’s Named Executive Officers, as well as the Company’s other executives, are highly dependent on the Company’s and the individual's performance, which in turn drives the enhancement of shareholder value. The Committee continues to emphasize responsible compensation arrangements designed to attract, motivate, reward, and retain executive talent required to achieve the Company’s corporate objectives and to align with the interests of the Company’s long-term shareholders.
Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:
“Resolved, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables, and other executive compensation disclosures in this proxy statement.”
In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Committee's executive compensation philosophy and decisions described below in this proxy statement under “Compensation Discussion and Analysis” and “Executive Compensation Tables,” as well as the following:
•All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of compensation program designs, practices, and amounts awarded to the Company’s executive officers. In connection with management compensation for the 2023 fiscal year, the Committee engaged and received advice from Meridian Compensation Partners, a firm specializing in development and implementation of executive compensation systems, to perform market surveys (including, in particular, preparing an updated list of peer group companies) and prepare reports on compensation for executive officers for the fiscal year ended December 31, 2023 and potentially future years.
•The Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareholder value.
•All equity incentives and substantially all cash bonuses granted to the Company’s executive officers and other senior managers for the past ten years have been made exclusively in accordance with the terms of plans approved by the Company’s shareholders.
•The Committee believes in pay-for-performance. Cash bonuses and a majority of long-term equity incentives are linked directly to key performance metrics. Performance-based restricted shares awarded to the Named Executive Officers are earned and become eligible to vest only if performance is achieved and such shares will not become vested simply with the passage of time.
•The Committee's actions reflect its pay-for-performance philosophy. In March 2024, in light of the Company’s performance in 2023, the Committee awarded cash bonuses for 2023 equal to 58% of the respective maximum total potential cash bonus target opportunity for the Co-CEOs and other Named Executive Officers, as described below, under the Company’s cash incentive plan aligned with the Company-wide performance criteria. However, none of the performance shares which the Committee awarded in 2023 to the Named Executive Officers became or will become vested (subject to continued employment) based on the Company’s 2023 performance because the performance goals established for such performance shares were not satisfied during 2023.
•The Committee has not selected total shareholder return, (“TSR”) as a key performance metric for determining compensation payable to the Named Executive Officers because the Committee believes such compensation should be based on the Company’s performance over which the Named Executive Officers have significant control, as opposed to TSR which is primarily determined by stock market conditions which the Named Executive Officers do not control. However, because a major portion of the total compensation of the Named Executive Officers is paid in the form of restricted shares, there is a significant correlation between the compensation of the Named Executive Officers and TSR.
•Other than the Key Employee Retention Plan and related severance agreements referenced below, the Company has not entered into term employment agreements with its Named Executive Officers.
•Tax gross-ups are not provided to any executive officers.
•Under the Company’s Key Employee Retention Plan and related severance agreements, Alan S. McKim, who served as the Company’s CEO from the Company’s formation in 1980 until March 31, 2023, and now serves as the Company’s Executive Chairman, has no right to severance payments in connection with a change in control of the Company. Each of the other Named Executive Officers (including Michael L. Battles and Eric W. Gerstenberg who became the Company’s two Co-CEOs effective March 31, 2023) would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the change of control). Furthermore, under the Company’s 2020 Stock Incentive Plan, vesting or exercisability of restricted stock or other equity awards will accelerate in connection with a change in control of the Company only if the Named Executive Officer’s employment is involuntarily terminated within one year following the change in control or, if the change-in-control occurs and the acquirer of the Company does not assume or issue substantially equivalent awards in substitution for outstanding awards. In addition, those awards define “change-in-control” to require an actual change in ownership of at least 50% of the Company’s outstanding shares or in a majority of the members of the Company’s Board.
•The Company has significant stock ownership guidelines for directors and executive officers.
•The Committee values the shareholders’ opinions on executive compensation matters and has taken and will continue to take the results of this advisory vote, as well as other input received from shareholders, into consideration when making decisions regarding the Company’s executive compensation programs to maintain and enhance the “pay for performance” objectives of our executive compensation. For example, the Company has eliminated the overlap of the short-term and long term-compensation performance measures for the Named Executive Officers.
The foregoing non-binding, advisory resolution on approval of executive compensation requires the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Abstentions and broker non-votes will not have any impact on the outcome of this proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board recommends that shareholders vote “FOR” such non-binding, advisory proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table herein for the Company’s “Named Executive Officers” who are also sometimes referred below to as the “NEOs.” For 2023, the Company’s Named Executive Officers consisted of:
Michael L. Battles, who served from March 31, 2023 through December 31, 2023 as Co-Chief Executive Officer (“Co-CEO”) and for all of 2021 and 2022 and from January 1, 2023 through March 31, 2023 as the Chief Financial Officer (“CFO”);
Eric W. Gerstenberg, who served from March 31, 2023 through December 31, 2023 as Co-CEO and for all of 2021 and 2022 and from January 1, 2023 through March 31, 2023 as the Chief Operating Officer;
Alan S. McKim, who served from January 1, 2023 through March 31, 2023 and for all of 2021 and 2022 as the Chief Executive Officer (“CEO”) and from March 31, 2023 through December 31, 2023 as the Executive Chairman of the Board and Chief Technology Officer;
Eric J. Dugas, who served from March 31, 2023 through December 31, 2023 as the CFO and for all of 2021 and 2022 and from January 1, 2023 through March 31, 2023 as the Chief Accounting Officer; and
The three other executive officers who were employed by the Company at the end of 2023 and had the highest total compensation for 2023, who were Brian P. Weber, who served as President, Safety-Kleen Sustainability Solutions from March 31, 2023 through December 31, 2023 and as Executive Vice President, Corporate Planning and Development from January 1, 2023 through March 31, 2023; Robert E. Speights, who served throughout 2023 as President, Industrial Services; and Sharon M. Gabriel, who served throughout 2023 as Executive Vice President and Chief Information Officer.
This Compensation Discussion and Analysis addresses the Company and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with Company financial performance and the creation of shareholder value. The Compensation and Human Capital Committee of the Company’s Board of Directors (the “Committee”) believes in pay-for-performance. The Committee generally designs the Company’s compensation programs so that at least 70% of the Named Executive Officers' total potential compensation is at risk. However, in designing the total potential compensation for Alan McKim, who served as the Company’s CEO during the first quarter of 2023, the Committee also took into consideration that Mr. McKim is the Company’s founder and largest individual shareholder and therefore his interests are significantly aligned with those of the other shareholders and therefore determined not to grant equity awards to Mr. McKim in 2023.
The portion of total potential compensation which is at risk consists of (i) cash bonuses, the value of which is determined and earned only if predetermined Company or individual goals set by the Committee are achieved, (ii) performance-based restricted shares that are earned and become eligible to vest only if certain predetermined objective Company goals set by the Committee are achieved, and (iii) time-vesting shares with vesting dependent upon continued employment of the recipient over the vesting period and whose ultimate value to the employee is dependent upon the performance of the Company’s common stock price. The portion of total potential compensation which is not at risk consists of (i) base salaries that are generally comparable to those offered by other companies with which the Company competes for executive talent, and (ii) benefits consistent with those available to the Company’s other employees.

Pursuant to its commitment to pay-for-performance, the Committee has implemented the following compensation related practices as in effect for 2023:
As illustrated in the charts below, 85% of the Co-CEOs’ and 73% of the other Named Executive Officers’ total potential compensation for 2023 was at risk and 53% of the Co-CEOs’ and 26% for the other Named Executive Officers' total compensation was long-term in nature based on the future vesting periods. Excluding Mr. McKim from the other Named Executive Officers, 36% of the other Named Executive Officers' total compensation was long-term in nature. Mr. McKim did not receive equity as a component of his overall compensation package in 2023 given his significant stock ownership as the Company’s largest individual shareholder. The charts below present the 2023 compensation mixes based on base salaries, as discussed starting on page 28; the maximum payout of performance-based cash bonuses, as discussed starting on page 29; and the annual eligible value of performance-based and time-vesting restricted shares granted in 2023 as discussed starting on page 30.

In establishing the goals for performance-based cash bonuses and performance-based restricted share awards, the Committee has set those goals at levels the Committee believes are sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company’s performance. The Committee has also obtained advice concerning the structuring of the Company’s executive compensation plans from Meridian Compensation Partners, a firm specializing in the development and implementation of executive compensation systems.

2023 Results Affecting Executive Compensation
During 2023, the Company had a successful year based on many key financial and non-financial metrics which are aligned to performance-based compensation metrics. In summary (subject to the adjustments described below to exclude the impact of a significant acquisition which closed on March 31, 2023):
•The Company’s total revenue for 2023 increased 4.7% to $5.409 billion, compared with $5.167 billion for 2022.
•The Company’s “Adjusted EBITDA” was $1.013 billion, compared with $1.022 billion for 2022. Adjusted EBITDA is a non-GAAP financial measure that is reconciled to the Company’s net income below. Adjusted EBITDA consists of net income, as determined in accordance with generally accepted accounting principles (“GAAP”), plus accretion of environmental liabilities, stock-based compensation, depreciation and amortization, net interest expense, loss on early extinguishment of debt, loss (gain) on sale of businesses, and provision for income taxes, and excluding other gains, losses and non-cash charges not deemed representative of fundamental Company results and other expense (income), net.

	For the years ended December 31,
(in thousands)	2023	2022
Net income	$377,856	$411,744
Accretion of environmental liabilities	13,667	12,943
Stock-based compensation	20,703	26,844
Depreciation and amortization	365,761	347,594
Other income, net	(2,315)	(2,472)
Loss on early extinguishment of debt	2,880	422
Gain on sale of business	—	(8,864)
Interest expense, net of interest income	108,595	107,663
Provision for income taxes	125,423	126,254
Adjusted EBITDA	$1,012,570	$1,022,128
•The Company’s “Adjusted Return on Invested Capital” (“Adjusted ROIC”) for 2023 was 11.9%, compared to 13.2% for 2022. Adjusted ROIC is calculated in the following manner: Adjusted EBITDA (as defined above) less (i) depreciation expense and (ii) an assumed income tax expense calculated using a blended statutory rate and applied to Adjusted EBITDA less depreciation. This resulting return measure is then divided by the sum of the average stockholders' equity and debt obligation balances for the year, less average excess cash.
Adjusted EBITDA - Depreciation Expense - Income Tax Expense
Average Stockholders' Equity + Average Debt Obligations - Excess Cash
In calculating the return metric shown, amortization expense associated with the Company’s intangible assets is excluded from depreciation expense in the numerator and the liabilities associated with finance leases are included in the Average Debt Obligations in the denominator. The assumed blended statutory tax rate utilized was 30%. Excess cash is considered amounts of cash and short-term marketable securities held by the Company in excess of $100 million.
•The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), was 0.63 for 2023, compared with 0.73 for 2022.
•The Company’s “Adjusted Free Cash Flow” (“Adjusted FCF”) increased 11.0% to $321.9 million for 2023, compared to $289.9 million for 2022. Adjusted FCF is a non-GAAP financial measure that is reconciled to the Company’s net cash from operating activities below. Adjusted FCF consists of the Company’s cash flow from operations, excluding cash impacts of items derived from non-operating activities, less additions to property, plant and equipment plus proceeds from sales of fixed assets.

	For the years ended December 31,
(in thousands)	2023	2022
Net cash from operating activities	$734,552	$626,214
Additions to property, plant and equipment	(422,300)	(345,056)
Proceeds from sale and disposal of fixed assets	9,650	8,779
Adjusted FCF	$321,902	$289,937

The Committee established the performance goals for 2023 under the Company’s executive compensation plans in January 2023 using inputs from the 2023 budget, which had been approved by the Board in December 2022, and the performance expectations of the Company’s management for 2023 at that date. On March 31, 2023, the Company acquired Thompson Industrial Services, LLC (“Thompson”) for an all-cash purchase price of $110.9 million. Consistent with past practice for years in which significant acquisitions have occurred, the Committee decided to adjust the overall 2023 financial results for purposes of determining the extent to which the 2023 goals used for calculating potential cash bonuses and vesting of performance shares had been achieved. The actual 2023 results, as adjusted to exclude the impact of the acquisition of Thompson, are discussed later in this Compensation Discussion and Analysis.
In March 2024, the Committee awarded cash bonuses to the Co-CEOs and the other Named Executive Officers which paid out at approximately 58% of the maximum cash bonus potential based on the Company’s results for 2023 as compared to the bonus targets set in early 2023. The Committee determined that none of the performance goals applicable to the performance-based restricted shares granted to the Named Executive Officers in 2023 had been satisfied based on the Company’s results for 2023.
Role of the Committee
The Committee currently consists of five independent directors. With respect to executive compensation, the Committee’s major responsibilities are to recommend to the Company’s Board of Directors the base salary for the Company’s Co-CEOs (commencing with the Board’s appointment of the two current Co-CEOs effective March 31, 2023), which base salary is then approved by all the independent directors, review and approve the base salaries for the other senior executive officers, administer the Company’s senior management incentive cash bonus plan (“MIP”) and equity incentive plan and review and approve the Company’s other senior management compensation policies. As part of such responsibilities, the Committee administered the Company’s MIP and equity incentive plan described below during 2023. The broader responsibilities of the Committee include periodically reviewing succession planning for key positions and policies and strategies of the Company’s human capital management function including, for example, recruitment, retention, engagement, and talent development.
Near the beginning of each fiscal year, the Committee works with the Company’s management, including the Co-CEOs and the Chief Human Resources Officer, to establish criteria and performance goals for awards under the MIP and equity incentive plan. The Company-wide goals are linked to that fiscal year's budget, which was approved by the Board the previous December. Over the course of the year, the Committee determines whether any adjustments are appropriate in consideration of extraordinary events such as a major acquisition, divestiture, or a change in GAAP. Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year were achieved, the amount (if any) of cash bonuses earned by the CEO or Co-CEOs and other executive officers for that year, and the number (if any) of performance-based restricted shares that are earned and become eligible to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO or Co-CEOs and Chief Human Resources Officer in connection with determination of compensation for other senior executive officers.
The Committee approves the annual grant of equity compensation under the Company's Long Term Equity Incentive Plan (“LTIP”) which typically takes place in early February each year. Additionally, during the year, the Committee will consider proposals of equity grants outside of this annual LTIP grant and also may delegate authority to grant certain equity awards pursuant to the terms of the Company's stock incentive plan; however, no grants may be made pursuant to delegated authority to any Named Executive Officer or other senior executive who reports directly to the Co-CEOs or any related party. These awards may only be granted by the Committee. All cash bonuses and equity incentive awards for the Co-CEOs and other executive officers are granted by the Committee.
Consideration of Shareholder Responses
Our Company is committed to shareholder engagement and we value shareholder input, including on the advisory proposal to approve executive compensation, as well as other advice on compensation matters periodically received from shareholders. At the Company’s annual meeting of shareholders held on May 24, 2023, the Company’s shareholders approved an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting by a favorable vote of 93.7% of the shares cast on such proposal.
The Committee considered the results of that advisory vote in connection with its determination of compensation for 2023 by    continuing the “pay-for-performance” philosophy and objectives used in prior years. The Committee believes the shareholders value the alignment of Company performance goals for short-term cash bonuses to tactical metrics focused on specific efforts over a shorter time frame (e.g., revenue, Adjusted EBITDA, Adjusted FCF, and TRIR) and the alignment of Company performance goals for long-term performance-based restricted shares to strategic metrics focused on longer term objectives (e.g., Adjusted EBITDA Margin and Adjusted ROIC). The Committee believes these considerations enhance the pay-for-performance objectives of our executive compensation program.
Compensation Philosophy and Objectives
The Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values, and priorities of the Company and the interests of its shareholders by generally having at least 70% of the Co-CEOs’ and other Named Executive Officers' potential compensation be at risk. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives through restricted shares.
Use of Compensation Consultants
Under its charter, the Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations. In connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) beginning in early 2022. Meridian is a firm specializing in development and implementation of executive compensation systems and was engaged to perform market surveys and prepare reports on compensation for executive officers for 2023.
The relevant peer group as selected by the Committee, in consultation with Meridian, includes the following companies, after consideration of a number of financial, industry and qualitative factors, including overall business model comparability, operating size, valuation, margins, growth and shareholder returns:

ABM Industries Incorporated	Healthcare Services Group, Inc.	Stanley Black & Decker, Inc.
Advanced Drainage, Inc.	Huntsman Corporation	Stericycle, Inc.
Chemed Corporation	Iron Mountain, Inc.	Tetra Tech Inc.
Darling Ingredients Inc.	KBR, Inc.	Waste Connections, Inc.
EMCOR, Inc.	Quanta Services, Inc.	Waste Management, Inc.
Enviri Corporation	Republic Services, Inc.
GFL Environmental Inc.	Rollins, Inc
In August 2023, the Committee determined to utilize the peer group above for purposes of 2024 compensation benchmarking. The peer group is consistent with the prior year listing except that Heritage-Crystal Clean was removed because it was acquired by a private company in 2023. Except as described above, Meridian did not provide any services to the Company or any of its affiliates during the year ended December 31, 2023, and the Committee has assessed the independence of Meridian and believes that the work of Meridian described above did not result in any conflicts of interest.
Base Salary
As described above under “Role of the Committee,” the Committee recommends on an annual basis to the Company’s full Board the base salary of the Co-CEOs (and previously the CEO), which base salary is then set by all the independent directors, and the Committee reviews and approves the base salary for each of the Company’s other Named Executive Officers and senior executives. The Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officers) base salaries which were approximately within the middle third of the peer group companies described above for 2023, 2022 and 2021. The following table sets forth the annual base salaries of our Named Executive Officers those periods.

		Annual Base Salary as of December 31,
Name	Principal Position as of December 31, 2023	2023		2022	2021
Michael L. Battles	Co-Chief Executive Officer and Co-President	$900,000	(1)	$540,000	$540,000
Eric W. Gerstenberg	Co-Chief Executive Officer and Co-President	900,000	(1)	625,000	625,000
Alan S. McKim	Executive Chairman and Chief Technology Officer	900,000	(2)	1,265,000	1,265,000
Eric J. Dugas	Executive Vice President and Chief Financial Officer	425,000	(3)	N/A	N/A
Brian P. Weber	President, Safety-Kleen Sustainability Solutions	550,000	(4)	478,500	478,500
Robert E. Speights	President, Industrial Services	525,000		525,000	525,000
Sharon M. Gabriel	Executive Vice President and Chief Information Officer	410,000	(5)	N/A	N/A
__________________________
(1)    The annual base salaries for Mr. Battles and Mr. Gerstenberg increased on March 31, 2023 in connection with their appointments as Co-CEOs.
(2)     Mr. McKim's annual base salary was decreased on March 31, 2023 in connection with his transition to Executive Chairman and Chief Technology Officer.
(3)     Mr. Dugas' base salary was $324,000 from January 1, 2023 through March 31, 2023 at which time his salary increased to $425,000 in connection with his appointment as CFO. Base salaries for prior years are not included as Mr. Dugas was not a Named Executive Officer in those periods.
(4)     Mr. Weber's annual base salary increased on March 31, 2023 in connection with his appointment as President, Safety-Kleen Sustainability Solutions.
(5)     Base salaries for prior years are not included as Ms. Gabriel was not a Named Executive Officer in those periods.
Benefits
During 2023, the Named Executive Officers and other senior executive officers were eligible to participate in the same benefits as other employees of the Company on the same basis. The Company provides medical and dental coverage with the proportion paid by the Company relatively consistent with market peers. Additional benefits include participation in the Company's health savings plan, including a Company contribution; life insurance equal to one times base salary with a cap of $1,000,000 (2x for accidental death); short- and long-term disability insurance; and participation in the Company’s 401(k) Plan, including the Company match of up to $3,200 per year.
Performance-Based Cash Bonuses
The Committee is authorized to grant cash bonuses to the Named Executive Officers and other members of senior management under the “MIP,” which became effective on January 1, 2022. Bonuses are earned based on the achievement of performance goals established by the Committee in two components, an annual cash bonus aligned with Company performance goals (the “Annual MIP Bonus”) and, for all of the Named Executive Officers other than the Co-CEOs and Mr. McKim, an annual cash bonus aligned with specific individualized performance goals (known as the Supplemental Executive Incentive Plan or “SEIP”). The individual goals under SEIP are based on the personal management responsibilities of each such member and may include financial metrics associated with the leader's area of responsibility, leadership development, cost reductions, reduction of the average duration of the Company outstanding receivables, or completion/integration of acquisitions or information technology systems.
For the Annual MIP Bonuses, the Committee establishes Company-wide performance metrics in the first quarter of each fiscal year and approves annual cash bonuses in the first quarter of the following fiscal year based on achievement of those performance goals. On January 24, 2023, the Committee selected revenue, Adjusted EBITDA, Adjusted FCF and TRIR (as those terms are defined in “2023 Results Affecting Executive Compensation” above) as the Company-wide performance metrics for purposes of potential Annual MIP Bonuses. On March 8, 2024, the Committee determined the extent to which each of these goals was achieved during 2023 and approved actual Annual MIP Bonuses based on such achievement.
The following table summarizes the Committee's determination of the threshold, target and maximum levels for each of the performance metrics for the Annual MIP Bonus, each individual performance metric's relative weighting and the extent to which each of those goals was achieved during 2023, as determined by the Committee on March 8, 2024. Achievement between the threshold and target or between the target and maximum pays out on a predetermined linear scale. The table also includes the related potential bonus (for each Co-CEO) individually for achievement of the performance metrics at the threshold, target and maximum levels and the actual payout amount based on the achievement as determined by the Committee. The total potential Annual MIP Bonus for 2023 payable to each of the Co-CEOs was 60% at threshold, 150% at target and 225% at maximum of their 2023 annual base salaries.

Metric (Weighting)	Threshold	Target	Maximum	Achievement (1)
Revenue (20%)
Goal ($ millions)	$5,257	$5,357	$5,624	Between Threshold and Target
Potential bonus (for each Co-CEO)	$135,000	$270,000	$405,000	$232,405
Adjusted EBITDA (40%)
Goal ($ millions)	$1,000	$1,040	$1,090	Between Threshold and Target
Potential bonus (for each Co-CEO)	$270,000	$540,000	$810,000	$294,008
Adjusted FCF (20%)
Goal ($ millions)	$300	$325	$365	Between Threshold and Target
Potential bonus (for each Co-CEO)	$135,000	$270,000	$405,000	$237,462
TRIR (20%)
Goal	N/A	0.70	0.67	Above Maximum
Potential bonus (for each Co-CEO)	$0	$270,000	$405,000	$405,000
Total potential bonus (for each Co-CEO)	$540,000	$1,350,000	$2,025,000	$1,168,875
__________________________
(1)    See accompanying narrative discussion below.
The Annual MIP Bonus for Mr. McKim follows the same structure as described in the table above but was based on the amount of base salary actually paid to Mr. McKim in 2023 ($991,250) resulting in a payout of $1,287,386. The metrics, weighting, and goals for the Annual MIP Bonus for the other Named Executive Officers were the same as shown in the table above; however, the total potential Annual MIP Bonus multiplier for the other Named Executive Officers was 40% of salary at threshold, 100% at target, and 140% at maximum, with no payout for the TRIR component if actual achievement of the performance metric was less than target.
In January 2023, the Committee also selected six executives, that excluded the Co-CEOs and Mr. McKim, the Executive Chairman, but included each of the other Named Executive Officers, to potentially receive a SEIP Bonus (in addition to the Annual MIP Bonus). The Committee reviewed the individualized goals that were established for 2023 under the SEIP Bonus in January 2023 as well. Total potential bonuses under the SEIP for each of the Named Executive Officers was up to 80% of the 2023 base salary if all personal goals established were fully achieved.
As described in “2023 Results Affecting Executive Compensation” above, after adjustment to exclude the effect of the Thompson acquisition, the Company's total revenue for 2023 was $5.329.2 billion, Adjusted EBITDA was $1.003.6 billion, Adjusted FCF was $319.0 million, and TRIR remained at 0.63. Based on this overall 2023 performance, on March 8, 2024, the Committee approved an Annual MIP Bonus payout of 86.6% of the target for the Co-CEOs and Mr. McKim and 79.9% of the target bonus payments for the other Annual MIP Bonus Participants. Achievement of the SEIP individual goals was reviewed by the Committee at the March 8, 2024 meeting and achievement was between 74% and 94%. In total, on March 8, 2024, the Committee approved a payment of approximately $9.5 million of total MIP bonuses for 2023, consisting of $7.7 million of Annual MIP Bonuses and $1.8 million of SEIP bonuses. Of those total MIP bonuses (Annual MIP and SEIP as eligible), $1.17 million was paid to each of the Co-CEOs and the other Named Executive Officers were paid, as follows, $1,287,386 to Mr. McKim, $480,571 to Mr. Dugas, $564,582 to Mr. Weber, $592,988 to Mr. Speights, and $483,595 to Ms. Gabriel.
The Committee believes that the goals for Company-wide performance and the SEIP individualized goals established under the MIP for 2023 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including targets for health and safety in the overall Annual MIP Bonus goals and the SEIP individualized goals of certain of the Named Executive Officers, the goals were consistent with reducing the Company’s overall risks.
    Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives. All of the equity incentives provided have been in two forms, (i) performance-based restricted shares (“performance shares”), which are earned and become eligible to vest (subject to continued employment) only if the Company satisfies certain pre-determined objective performance goals approved by the Committee prior to the grant date and (ii) time-vesting restricted shares (“time-vesting shares”) which vest only if the recipient remains employed by the Company through certain specified future dates and which therefore serve as a retention incentive as well as increasing the respective ownership interest of the recipients in the Company during such vesting period. All of the equity grants in 2023 were granted under the Company’s 2020 Stock Incentive Plan, which was approved by the Company’s shareholders at the 2020 annual meeting.
In 2023, the Committee granted performance shares as a form of long-term equity incentive to the Co-CEOs and certain other executive officers (including each of the other Named Executive Officers other than Mr. McKim) with performance goals as described below and additional vesting requirements based on continued employment.
On January 24, 2023, the Committee granted long-term equity incentive plan (“LTIP”) awards to key executives (the “2023/2024 Key Executive LTIP”) including the Co-CEOs and all of the other NEOs other than Mr. McKim and established Adjusted EBITDA Margin and Adjusted ROIC as the two performance goals for these awards (weighted 50% each). Consistent with prior years, the selection of these two goals for the 2023/2024 Key Executive LTIP was intended to target more strategic goals for key executives and to eliminate duplication of goals between the long-term and short-term (MIP Annual Bonus) compensation. Each metric under the 2023/2024 Key Executive LTIP has a target and threshold level as shown in the table below:

Metric	Target	Threshold
Adjusted EBITDA Margin	20.3%	19.7%
Adjusted ROIC	14.6%	13.6%
Achievement of each performance goal for the 2023/2024 Key Executive LTIP is determined independently. If the target level for any one or more of the goals was achieved by December 31, 2023, the shares earned based on achievement of that goal would have vested in five equal annual installments beginning on March 15, 2024 (subject to continued employment).
Any goal under either the Key Executive LTIP for which the target level was not achieved by December 31, 2023, but either the target or threshold level is achieved based on the results in 2024, all (for target) or 50% (for threshold) of the number of shares that could potentially be earned based on achievement of that goal would vest in four equal annual installments beginning on March 15, 2024. Any earned shares fully vest five years after the initial grant date.
Any vesting for shares under the 2023/2024 Key Executive LTIP once the performance goals are met is subject to continued employment through the vesting date. If the Company does not achieve at least the threshold level for a particular goal by December 31, 2024, all of the performance shares awarded under the 2023/2024 Key Executive LTIP that are eligible to be earned based on achievement of that goal will be forfeited.
On February 1, 2023, the Committee granted a total of 46,377 performance shares under the 2023/2024 Key Executive LTIP. The following table sets forth the individuals grants of performance shares made to the Named Executive Officers in 2023:

	Shares Awarded
Name	# of Shares	% of Base Salary
Michael L. Battles	6,696	85%
Eric W. Gerstenberg	6,696	85%
Alan S. McKim	—	—
Eric J. Dugas	4,092	110%
Brian P. Weber	5,777	120%
Robert E. Speights	5,055	110%
Sharon M. Gabriel	3,947	110%
The Committee granted the performance shares to Mr. Battles and Mr. Gerstenberg in accordance with the accepted offer letters dated November 1, 2022 in connection with their appointment as the Co-Chief Executive Officers of the Company effective as of March 31, 2023. Mr. McKim did not receive any equity awards in 2023 given that his interests are already significantly aligned with those of the other shareholders as the Company’s founder and largest individual shareholder. The share quantity was calculated using an average price for the last ten business days in December 2022.

On March 8, 2024, the Committee determined that the Adjusted EBITDA Margin and Adjusted ROIC for the 2023 performance shares had not been satisfied at target level for the 2023/2024 Key Executive LTIP and, therefore, that none of the performance shares associated with those performance metrics were earned based upon the Company’s performance during 2023. As described above, the performance shares awarded in 2023 will remain eligible to be earned based on the Company’s performance in 2024.
In addition to the performance shares described above, on February 1, 2023, the Committee also granted time-based restricted shares to the NEOs in accordance with compensation agreements. The following table sets forth the individual time-based restricted share grants made to the Named Executive Officers on February 1, 2023:

	Shares Awarded
Name	# of Shares	% of Base Salary
Michael L. Battles	22,450	285%
Eric W. Gerstenberg	22,450	285%
Alan S. McKim	—	—
Eric J. Dugas	1,116	30%
Brian P. Weber	1,926	40%
Robert E. Speights	1,379	30%
Sharon M. Gabriel	1,077	30%
The Committee granted the time-based restricted shares to Mr. Battles and Mr. Gerstenberg in accordance with the accepted offer letters dated November 1, 2022 in connection with their appointment as the Co-Chief Executive Officers of the Company effective as of March 31, 2023. Mr. McKim did not receive any equity awards in 2023 given that his interests are already significantly aligned with those of the other shareholders as the Company’s founder and largest individual shareholder. The share quantity was calculated using an average price for the last ten business days in December 2022.
Those time-based restricted shares granted to Messrs. Battles and Gerstenberg vest in equal proportions over five years beginning on February 1, 2024 (subject to continued employment), and those time-based restricted shares granted to Messrs. Dugas, Weber and Speights and Ms. Gabriel vest over five years, with 60% vesting on February 1, 2026 and 20% on February 1 of each of 2027 and 2028 (subject to continued employment). In addition, in connection with his appointment as the President - Safety-Kleen Sustainability Solutions effective as of February 1, 2023, Mr. Weber received 5,000 time-based restricted shares, which vest annually over three years.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation that may be deducted per “covered employee” to $1.0 million per taxable year. This annual deduction limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for any fiscal year after 2016. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee considers the lost deduction on compensation payable in excess of the $1.0 million limitation for the Named Executive Officers to be less material than the benefit of being able to attract, retain, and incentivize talented management. Accordingly, the Committee continues to exercise discretion to pay compensation that is not deductible.
Stock Ownership Guidelines
The Board has established stock ownership guidelines for directors and executive officers. Subject to receipt from the Company of sufficient shares under the Company’s compensation policies described above, directors are expected to hold stock valued at five times their annual cash retainers; the CEO or each Co-CEO is expected to hold stock valued at six times his annual base salary; the Named Executive Officers (other than the CEO or Co-CEO) are expected to hold stock valued at three times their annual base salaries; and other executive officers are expected to hold stock valued at two times their annual base salaries. Other than for forfeitures or sales required to pay taxes, no sales of shares may occur during periods when less than the minimum number of shares are held.
Valuation of share ownership is determined based upon the three-week average price at year end. Restricted shares subject to time vesting, including performance shares which have been earned based on achievement of performance goals, are included within the total shares held for purposes of the ownership requirements, but performance shares for which the performance goals have not yet been achieved and unexercised options are not included in the stock ownership determination. In the event of hardship affecting any director or executive officer, the Committee has authority to waive the stock ownership guidelines to the extent it deems appropriate, although no such waivers have been requested. If a director or executive officer is in compliance with the minimum stock ownership requirements, a subsequent decline in the market value of the Company’s common stock will not cause noncompliance provided the director or executive officer continues to hold the same number of shares.
As of December 31, 2023, all of the Company’s directors and executive officers were in compliance with the stock ownership guidelines.
Insider Trading Policy and Key Prohibited Transactions
The Company is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have adopted our Insider Trading Policy governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the stock exchange listing standards applicable to us. A copy of our Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2023.
The Company’s Insider Trading Policy prohibits all directors and executive officers (including, among others, the CEO or Co-CEOs and the other Named Executive Officers) from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with ownership of the Company’s securities. No director or executive officer may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of the Company’s securities. These types of transactions are commonly known as “hedging.”
The Company’s Insider Trading Policy also prohibits directors and executive officers from holding Company securities in a margin account, pledging Company securities as collateral for a loan or selling the Company’s securities short, which is the practice of selling securities that are not owned by the seller. This prohibition also includes “short sales against the box,” where the seller owns the securities being sold but may not be required to deliver them to the purchaser within a specified time period after the sale if certain market prices for the Company’s securities are not reached.
Policies Related to Timing of Stock Option Grants
The Company has not granted any stock options for more than ten years. If the Company were to grant any stock options in the future, the Committee would endeavor not to make any such grants at times when there may be material nonpublic information concerning the Company which might affect the market price of the Company’s common stock.
Clawback Policy
On August 30, 2023, the Board adopted a new clawback policy to comply with the new listing standards adopted by the NYSE effective October 2, 2023 in accordance with Section 10D of the Exchange Act, and the regulations adopted on February 22, 2023 by the SEC under such section. A copy of the new clawback policy is filed as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2023, and the following summary of the provisions of the new policy is subject to the full terms of the policy itself.
Our new clawback policy provides that if the Company is required in the future to prepare an accounting restatement of its financial statements because of the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, the Board will, subject to certain limited exceptions permitted under the final clawback rules, require reimbursement or forfeiture of any “excess incentive compensation,” whether in the form of cash or equity, received by any current or former executive officer of the Company and its subsidiaries as determined by the Board in accordance with Section 10D and such other senior executive/employees who may from time to time be deemed subject to the policy by the Board (“covered executives”), during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement. For this purpose, “excess incentive compensation” means the amount of incentive compensation that was paid over the amount that would have been paid to the covered executives if it had been based on the restated results, as determined by the Board. Unless the Board determines to itself administer the new clawback policy, the policy shall be administered by the Committee and references therein to the Board shall be deemed references to the Committee. The new clawback policy was effective as of August 30, 2023, the date it was adopted by the Board, and applies to incentive compensation approved, awarded or granted to covered executives on and after that date.
With respect to incentive compensation that was approved, awarded or granted to certain executive officers of the Company prior to the effective date of the new clawback policy, the Company’s prior clawback policy will remain in effect. Under that prior policy, any cash bonus awarded by the Committee to any executive officer (as that term is defined in Section 16 of the Exchange Act) in any of the Company’s cash incentive or bonus plans is subject to recoupment if either (i) the Company’s financial statements are restated and the Committee determines that any misstatement in such financial statements that gave rise to payment of such bonus resulted from such recipient’s gross negligence, intentional misconduct, or fraud or (ii) such recipient causes, in the sole determination of the Committee, material reputational, or economic damage to the Company by reason of such recipient's violation of any non-competition, non-solicitation, non-disclosure, non-disparagement or similar obligation or such recipient's gross negligence or violation of any applicable law.
In addition, the Company’s 2020 Stock Incentive Plan (under which all equity incentives have been awarded since its approval in 2020) provides that the Committee has full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder, and all awards made pursuant to that Plan shall be subject to the clawback policies of the Company adopted from time to time by the Board. Without limiting the foregoing, the Committee may or shall, to the extent required by the Company’s new or prior clawback policies described above, cancel vesting of outstanding awards and recoup realized value and gains derived from awards to the extent such vesting or gains were derived from such misstated financial results.
Employment, Termination of Employment and Change of Control Agreements and Arrangements
The Company does not have term employment agreements with any of its executive officers, although offer letters entered into with executive officers in connection with their initial hiring or subsequent significant changes in their responsibilities typically contain terms relating to initial base salaries, opportunities for potential cash bonuses, and rights to receive grants of restricted shares under the Company’s equity incentive plan.
Under the Company’s Management Incentive Plan, in the event of an executive’s death or disability, the executive is entitled to a pro-rated portion of the bonus the executive would have otherwise earned had the executive been employed for the full year based on actual achievement of the performance metrics. In addition, under the Management Incentive Plan, if a Change in Control (as defined in the Management Incentive Plan) occurs after the actual annual incentive bonus to be paid with respect to a plan year has been determined but before such bonus has been paid, such bonus shall be paid immediately in cash, (ii) if a Change in Control occurs after the end of the plan year but before the amount of the actual bonus to be paid has been determined, such bonus shall be immediately determined and paid in cash, and (iii) if a Change in Control occurs during the year, a pro-rata portion of the bonus shall immediately be paid, with the performance criteria deemed to have been satisfied at the midpoint between the threshold and maximum levels.
The Company has a Key Employee Retention Plan for certain members of senior management other than Mr. McKim. Each participant in the Key Employee Retention Plan, in order to receive severance payments, must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such participant agrees not to compete with the Company for a specified period following termination of employment. For termination other than for death, Disability or Cause and not related to a Change of Control (each as defined in the Key Employee Retention Plan and the severance agreement), the severance agreements provide for continued payment to the executive of base salary for one year (or two years plus a payment of an annual cash bonus that would have been earned for the year in which termination occurs calculated as the average of the last two cash bonuses that had been received in the immediately prior two years) offset by the amount of earnings from other employment obtained paid over a period of one year (two years for Mr. Battles and Mr. Gerstenberg) after termination of employment. In addition to such severance, the executive will be eligible for continued medical, dental, life insurance, and other benefits, if any, for up to 12 months (or 24 months for Mr. Battles and Mr. Gerstenberg) following the termination of employment.
Under the Key Employee Retention Plan, in the event of a Change of Control, an executive who participates in the Key Employee Retention Plan will receive the same severance benefits as those described above (but the cash payments will be payable in a lump sum) if either (i) the executive does not receive a position equal to the position that the executive held prior to the Change of Control or (ii) the executive accepts a position with the successor corporation after the Change of Control, and, within one year of the Change in Control, (1) the executive’s employment is terminated other than for Cause or (2) the executive's position is changed by the Company or its successor so as not to be equal to his or her position prior to the Change of Control.
Under the Company’s 2020 Stock Incentive Plan, upon the occurrence of a Reorganization Event (as defined in the 2020 Stock Incentive Plan) involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the restricted stock award agreement or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock awards then outstanding shall automatically be deemed terminated or satisfied. In addition, under the 2020 Stock Incentive Plan, any stock option or stock appreciation right granted one year or more prior to a Change-of-Control (as defined in the 2020 Stock Incentive Plan) that is neither assumed nor substituted for by the acquirer in connection with any such Change-of-Control shall become fully vested and exercisable immediately prior to the Change-of-Control. Any stock option or stock appreciation right granted less than one year prior to the Change-in-Control that is neither assumed nor substituted for by the acquirer in connection with the Change-in-Control shall, to the extent not previously vested and exercisable, become vested and exercisable immediately prior to the Change-in-Control as to a pro-rated portion of the number of shares originally subject to such award and such award shall terminate with respect to all remaining shares subject thereto. For purposes of determining the number of shares that will become fully vested and exercisable under any performance-based award that is neither assumed nor substituted by the acquirer in connection with any such Change-in-Control, the target level of achievement shall be deemed to apply. Under the 2020 Stock Incentive Plan all outstanding awards other than stock options and stock appreciation rights that are assumed or substituted by the acquirer in connection with such Reorganization Event will become fully vested and all restrictions on such awards will lapse if the participant’s employment is terminated at any time during the 24‑months period following the Reorganization Event either (i) by the acquirer without Cause (as defined in the 2020 Stock Incentive Plan) or (ii) by the participant for Good Reason (as defined in the 2020 Stock Incentive Plan). Any such award that is neither assumed nor substituted by the acquirer in connection with the Change-in-Control shall become fully vested and all restrictions shall be released immediately prior to the Change-in-Control.
Compensation Committee Report
The following independent directors, who constitute the Compensation and Human Capital Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in the Company's proxy statement for the 2024 annual meeting.

Alison A. Quirk, Chair John T. Preston Lauren C. States John R. Welch Robert J. Willett

EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table sets forth compensation information for (i) Michael L. Battles, who served from March 31, 2023 through December 31, 2023 as the Co-Chief Executive Officer (“Co-CEO”) and from January 1, 2023 through March 31, 2023 and for all of 2021 and 2022 as the Chief Financial Officer (“CFO”); (ii) Eric W. Gerstenberg, who served from March 31, 2023 through December 31, 2023 as the Co-CEO and from January 1, 2023 through March 31, 2023 and for all of 2021 and 2022 as the Chief Operating Officer; (iii) Alan S. McKim, who served from March 31, 2023 through December 31, 2023 as the Executive Chairman and Chief Technology Officer and from January 1, 2023 through March 31, 2023 and for all of 2021 and 2022 as the Chairman of the Board and Chief Executive Officer (“CEO”); (iv) Eric J. Dugas, who served from March 31, 2023 through December 31, 2023 as the CFO and from January 1, 2023 through March 31, 2023 as the Senior Vice President, Finance and Chief Accounting Officer; and (v) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company as of December 31, 2023 (such seven executives being collectively the “Named Executive Officers”).

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael L. Battles	2023	810,000	—	2,931,746	1,168,875	6,691	4,917,312
Co-Chief Executive Officer and	2022	540,000	—	922,088	785,279	5,052	2,252,419
Co-President	2021	540,000	350,000	1,572,655	734,400	5,082	3,202,137
Eric W. Gerstenberg	2023	831,250	—	2,931,746	1,168,875	6,672	4,938,543
Co-Chief Executive Officer and	2022	625,000	—	2,193,743	1,058,896	5,290	3,882,929
Co-President	2021	625,000	—	2,883,445	943,766	5,187	4,457,398
Alan S. McKim	2023	991,250	—	—	1,287,386	17,928	2,296,564
Executive Chairman and	2022	1,265,000	—	1,199,998	3,758,430	17,928	6,241,356
Chief Technology Officer	2021	1,265,000	—	1,293,846	3,036,000	17,878	5,612,724
Eric J. Dugas	2023	399,750	—	145,738	480,571	4,560	1,030,619
Executive Vice President and
Chief Financial Officer
Brian P. Weber	2023	532,125	—	904,466	564,582	5,414	2,006,587
President, Safety-Kleen	2022	478,500	—	726,293	714,992	5,414	1,925,199
Sustainability Solutions	2021	474,883	—	1,361,582	567,539	4,263	2,408,267
Robert E. Speights	2023	525,000	—	180,084	592,988	4,976	1,303,048
President, Industrial Services	2022	525,000	—	1,645,812	784,471	4,224	2,959,507
	2021	446,254	—	601,427	606,905	4,326	1,658,912
Sharon M. Gabriel	2023	410,003	—	140,645	483,595	4,250	1,038,493
Executive Vice President and
Chief Information Officer
__________________________
(1)    The respective principal position of each Named Executive Officer is stated as of December 31, 2023.
(2)    The grant date fair values of restricted stock awards are computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 17, “Stock-Based Compensation” to the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. With respect to the performance-based restricted stock grants awarded in 2023, it was determined that, as of the grant date, it was not probable, as defined under applicable accounting guidance, that the applicable performance conditions would be achieved and, accordingly, the grant date value of such awards is $0. The grant date value of performance-based restricted stock awards granted in 2023 assuming the maximum achievement of the performance conditions is as follows: Mr. Battles - $874,431, Mr. Gerstenberg - $874,431, Mr. Dugas - $534,374, Mr. Weber - $754,418, Mr. Speights - $660,132 and Ms. Gabriel - $515,439.
(3)    Amounts reported in the Non-Equity Incentive Plan Compensation represent annual cash incentive awards pursuant to the Company’s Amended and Restated Management Incentive Plan (as in effect for 2023 and 2022) (the “MIP”) or the prior Management Incentive Plan (as in effect for 2021) or, in the case of Mr. McKim (for 2021), the prior CEO Annual Incentive Bonus Plan, as such plans have been described under “Compensation Discussion and Analysis – Performance-Based Cash Bonuses” in this or prior years' proxy statements. Except for such plans, the Company did not have any non-equity incentive plan, long-term cash incentive plan, pension plan, or deferred compensation plan under which any of the Named Executive Officers participated in the periods presented.

(4)    Amounts consist of matching 401(k) Plan contributions, Company contributions to health savings plans and group term life insurance benefits, all of which are available to all other full-time employees on a nondiscriminatory basis.
Grants of Plan-Based Awards
The following table sets forth, for each of the Named Executive Officers, (i) the threshold, target, and maximum potential cash bonuses which the Committee approved, subject to achievement of certain Company and/or individual performance criteria in 2023, and (ii) the time-vesting shares and performance-based shares granted during 2023 under the Company’s 2020 Stock Incentive Plan. The actual amounts of the cash bonuses paid for 2023 under the MIP to each of the Named Executive Officers are presented Non-Equity Incentive Plan Compensation in the 2023 Summary Compensation Table above. During 2023, the only equity awards made to the Named Executive Officers were the time-vesting and performance-based shares presented in the following table, and no stock options, stock appreciation rights, or similar equity awards were issued, repriced, or otherwise modified during 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael L. Battles		540,000	1,350,000	2,025,000
	2/1/2023				3,348	6,696	6,696		—
	2/1/2023							22,450	2,931,746

Eric W. Gerstenberg		540,000	1,350,000	2,025,000
	2/1/2023				3,348	6,696	6,696		—
	2/1/2023							22,450	2,931,746

Alan S. McKim		594,750	1,486,875	2,230,313

Eric J. Dugas		425,000	552,500	637,500
	2/1/2023				2,046	4,092	4,092		—
	2/1/2023							1,116	145,738

Brian P. Weber		550,000	715,000	825,000
	2/1/2023				2,889	5,777	5,777		—
	2/1/2023							1,926	251,516
	2/1/2023							5,000	652,950

Robert E. Speights		525,000	682,500	787,500
	2/1/2023				2,528	5,055	5,055		—
	2/1/2023							1,379	180,084

Sharon M. Gabriel		410,000	533,000	615,000
	2/1/2023				1,974	3,947	3,947		—
	2/1/2023							1,077	140,645
______________________
(1)    Amounts include both the Annual MIP Bonus and the SEIP Bonus as discussed in “Compensation Discussion and Analysis-Performance-Based Cash Bonuses” above. SEIP Bonuses are included at 100% of potential achievement.
(2)    The amounts reported represent the threshold, target and maximum number of performance-based restricted shares granted to NEOs in 2023. These awards will vest and be earned only if certain performance goals are achieved as described in the “Compensation Discussion and Analysis - Long-Term Equity Incentives” above.
(3)    The grant date fair values of restricted stock awards are computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 17, “Stock-Based Compensation,” to the financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. The values reported for the performance based restricted stock awards represent the grant date fair values of such stock awards assuming the probable outcome of the performance conditions. The values of such awards assuming the maximum achievement of the applicable performance conditions are reported in footnote 2 to the 2023 Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the outstanding equity awards held at December 31, 2023 by each of the Named Executive Officers, which then consisted of (i) unvested time-vesting restricted shares, (ii) performance-based restricted shares for which the performance goals had been satisfied but remained subject to vesting based on continued employment requirements, and (iii) performance-based restricted shares for which the performance goals had not yet been satisfied but remained eligible for potential future vesting upon satisfaction of both performance goals and continued employment requirements.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
Michael L. Battles	7/1/2019	796	(3)	138,910	—		—
	7/1/2020	2,059	(3)	359,316	—		—
	7/1/2021	2,962	(3)	516,899	—		—
	7/1/2021	4,621	(4)	806,411	—		—
	11/1/2021	1,667	(7)	290,908	—		—
	2/7/2022	2,792	(3)	487,232	—		—
	2/7/2022	5,806	(2)	1,013,205	—		—
	2/1/2023	22,450	(6)	3,917,750	—		—
	2/1/2023	—		—	3,348	(5)	584,259

Eric W. Gerstenberg	7/1/2019	1,271	(3)	221,802	—		—
	7/1/2021	6,514	(10)	1,136,758	—		—
	7/1/2021	3,497	(4)	610,261	—		—
	9/1/2021	1,667	(7)	290,908	—		—
	2/7/2022	12,339	(10)	2,153,279	—		—
	2/7/2022	4,394	(2)	766,797	—		—
	2/1/2023	22,450	(6)	3,917,750	—		—
	2/1/2023	—		—	3,348	(5)	584,259

Alan S. McKim	7/1/2021	8,327	(4)	1,453,145	—		—
	2/7/2022	10,463	(2)	1,825,898	—		—

Eric J. Dugas	7/1/2019	266	(3)	46,420	—		—
	7/1/2020	686	(3)	119,714	—		—
	4/1/2021	500	(7)	87,255	—		—
	7/1/2021	987	(3)	172,241	—		—
	7/1/2021	2,172	(4)	379,036	—		—
	11/1/2021	334	(7)	58,286	—		—
	2/7/2022	1,005	(3)	175,383	—		—
	2/7/2022	2,948	(2)	514,455	—		—
	6/1/2022	3,334	(7)	581,816	—		—
	2/1/2023	1,116	(3)	194,753	—		—
	2/1/2023	—		—	2,046	(5)	357,047

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (1) ($)
Brian P. Weber	7/1/2019	513	(3)	89,524	—		$—
	7/1/2020	1,327	(3)	231,575	—		—
	7/1/2021	2,100	(3)	366,471	—		—
	7/1/2021	3,780	(4)	659,648	—		—
	11/1/2021	1,667	(7)	290,908	—		—
	2/7/2022	1,979	(3)	345,355	—		—
	2/7/2022	4,750	(2)	828,923	—		—
	2/1/2023	5,000	(9)	872,550	—		—
	2/1/2023	1,926	(3)	336,106	—		—
	2/1/2023	—		—	2,889	(5)	504,159

Robert E. Speights	7/1/2019	354	(3)	61,777	—		—
	7/1/2020	961	(3)	167,704	—		—
	7/1/2021	1,382	(3)	241,173	—		—
	7/1/2021	3,041	(4)	530,685	—		—
	2/7/2022	1,628	(3)	284,102	—		—
	2/7/2022	6,893	(8)	1,202,897	—		—
	2/7/2022	4,777	(2)	833,634	—		—
	2/1/2023	1,379	(3)	240,649	—		—
	2/1/2023	—		—	2,528	(5)	441,161

Sharon M. Gabriel	7/1/2019	177	(3)	30,888	—		—
	7/1/2020	686	(3)	119,714	—		—
	7/1/2021	1,234	(3)	215,345	—		—
	7/1/2021	1,481	(4)	258,449	—		—
	2/7/2022	1,272	(3)	221,977	—		—
	2/7/2022	3,730	(2)	650,922	—		—
	2/1/2023	1,077	(3)	187,947	—		—
	2/1/2023				1,974	(5)	344,483
__________________________
(1)    The market or payout value of the restricted stock is computed using the closing stock price as of December 29, 2023, the last trading day of 2023, of $174.51.
(2)    Represents shares earned under performance-based awards that vest ratably on March 15, 2024, March 15, 2025, March 15, 2026 and March 15, 2027.
(3)    Represents an annual grant of time-vesting shares that vest 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date.
(4)    Represents shares earned under performance-based awards that vest ratably on July 1, 2024, July 1, 2025 and July 1, 2026.
(5)    Represents 2023 performance-based awards for which the performance criteria have not been achieved at the threshold level of achievement.
(6)    Represents an annual grant of time-vesting shares that vest 20% per year on each anniversary of the grant date starting with the first anniversary.
(7)    Represents a grant of time-vesting shares vesting ratably on the anniversary of the grant date over three years.
(8)    Represents shares earned under performance-based awards that vest ratably on March 15, 2024 and March 15, 2025.
(9)    Represents a grant of time-vesting shares vesting ratably on the anniversary of the grant date over five years.
(10)    Represents an annual grant of time-vesting shares that vests ratably on the anniversary of the grant date over three years.

Option Exercises and Stock Vested
The Company has not granted any stock options to its Named Executive Officers for more than ten years. The following table shows for each Named Executive Officer the aggregate number of restricted shares that vested during 2023, including time-based shares and performance-based shares, and the value of those shares upon vesting based on the closing price of the Company's common stock on the vesting date. The low and high closing prices of the Company's common stock in 2023 were $111.02 and $178.50, respectively. The closing price on December 29, 2023, the last trading day of 2023, was $174.51.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Battles	18,197	2,923,310
Eric W. Gerstenberg	31,393	4,943,160
Alan S. McKim	5,391	804,404
Eric J. Dugas	7,397	1,085,251
Brian P. Weber	7,690	1,202,943
Robert E. Speights	7,673	1,118,473
Sharon M. Gabriel	5,318	803,755

Potential Payments Upon Termination or Change of Control
The following table sets forth the amounts which would potentially become payable for each of the Named Executive Officers (subject to certain conditions, including compliance with terms of severance agreements) under existing plans and arrangements if the executive's employment had been terminated in certain circumstances or if a dissolution or liquidation had occurred on December 31, 2023. These potential payments reflect the executive's level of compensation and term of service as of such December 31, 2023 and the restricted share awards are valued using the closing stock price as of December 29, 2023, the last trading day of the year, of $174.51.
.

Name	Termination without cause not in connection with a Change of Control ($)	Involuntary Termination in Connection with a Change of Control (1) ($)	Death or Disability ($)	Dissolution or Liquidation ($)
Michael L. Battles
Base Salary (2)	1,800,000	1,800,000	—	—
Performance Based Cash Bonus (3)	1,168,875	1,168,875	1,168,875	—
Stock Awards (4)	—	8,699,149	1,819,616	8,699,149
Other Compensation (5)	50,113	50,113	—	—
Eric W. Gerstenberg
Base Salary (2)	1,800,000	1,800,000	—	—
Performance Based Cash Bonus (3)	1,168,875	1,168,875	1,168,875	—
Stock Awards (4)	—	10,266,073	1,377,058	10,266,073
Other Compensation (5)	54,772	54,772	—	—
Alan S. McKim
Base Salary (1)	—	—	—	—
Performance Based Cash Bonus (2)	1,287,386	1,287,386	1,287,386	—
Stock Awards (3)	—	3,279,043	3,279,043	3,279,043
Eric J. Dugas
Base Salary (2)	425,000	425,000	—	—
Performance Based Cash Bonus (3)	480,571	480,571	480,571	—
Stock Awards (4)	—	3,043,453	893,491	893,491
Other Compensation (5)	25,057	25,057	—	—
Brian P. Weber
Base Salary (2)	550,000	550,000	—	—
Performance Based Cash Bonus (3)	564,582	564,582	564,582	—
Stock Awards (4)	—	5,029,378	1,488,571	5,029,378
Other Compensation (5)	29,829	29,829	—	—
Robert E. Speights
Base Salary (2)	525,000	525,000	—	—
Performance Based Cash Bonus (3)	592,988	592,988	592,988	—
Stock Awards (4)	—	4,444,943	2,567,216	4,444,943
Other Compensation (5)	22,395	22,395	—	—
Sharon M. Gabriel
Base Salary (2)	410,000	410,000	—	—
Performance Based Cash Bonus (3)	483,595	483,595	483,595	—
Stock Awards (4)	—	2,374,208	909,371	2,374,208
Other Compensation (5)	27,020	27,020	—	—
__________________________
(1)    Assumes that restricted stock awards are assumed in connection with a Change of Control.

(2)     Base salary payments are made over a one year period (two years for the Co-CEOs) in accordance with the Key Employee Retention plan and severance agreements, provided, however, that base salary payments are made to the Co-CEOs in the event of an involuntary termination with a Change of Control are payable in a lump sum. Mr. McKim does not have a Key Employee Retention agreement.
(3)    The MIP Bonus payment is calculated based on the level of achievement of the relevant performance criteria for 2023 as determined by the Compensation and Human Capital Committee on March 8, 2024. and is payable in a lump sum.
(4)     Assumes restricted stock awards are assumed in connection with the Change of Control and assumes target level for any unearned performance-based awards. Upon Death or Disability, the Stock Plan accelerates vesting for earned performance-based awards only.
(5)     Other compensation represents continued medical, dental, vision and life insurance benefits which were provided to the employee at termination in accordance with the Key Employee Retention agreement. Amounts are estimated based upon 2023 benefit costs (24 months for Mr. Battles and Mr. Gerstenberg and 12 months for Mr. Dugas, Mr. Weber, Mr. Speights and Ms. Gabriel).
CEO Pay Ratio Information
As a result of the Dodd-Frank Act, the SEC requires disclosure of the relationship between the annual total compensation of our Chief Executive Officer (“CEO”) and our median employee. For 2023, the annualized average annual total compensation of our Co-CEOs was $5,007,303. The annual total compensation of the median employee identified was $76,055, resulting in a CEO pay ratio of approximately 66:1.
To calculate the ratio above, we identified the median employee from a list of Company active employees located in the United States, Canada and India, whether employed on a full-time, part-time or temporary basis as of December 31, 2023, excluding our CEO. We converted the 2023 earnings of each listed employee to U.S. Dollars at an appropriate exchange rate for non-U.S. employees, and annualized for any full-time or part-time employee who did not work for the Company for the entire year. We did not apply any cost-of-living adjustments, nor did we use any form of statistical sampling. After identifying that median employee, we calculated the annual total 2023 compensation of such employee in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table, and then compared the 2023 compensation of such median employee to the 2023 compensation of our CEO as reported in the Summary Compensation Table above in this proxy statement.
The calculation of the pay ratio above for 2023 reflects that on December 31, 2023, the Company had two Co-CEOs, namely Michael L. Battles and Eric W. Gerstenberg, who were then and had been serving since March 31, 2023, concurrently as our Co-CEOs. In their roles as Co-CEOs, Mr. Battles and Mr. Gerstenberg have the same annual total compensation (other than a small difference in their Other Compensation) and therefore would have the same pay ratio to the median employee. For purposes of calculating the pay ratio above for 2023, the “average annual total compensation of our Co-CEOs” is the average of the total 2023 compensation paid to each of Mr. Battles and Mr. Gerstenberg reported in the Summary Compensation Table, as adjusted to reflect an annual salary of $900,000 in effect for the full year.

PAY VERSUS PERFORMANCE
In accordance with the Securities and Exchange Commission's (“SEC's”) disclosure requirements regarding pay versus performance (“PVP”), the following information is being provided to illustrate the relationship between the Compensation Actually Paid (calculated in accordance with Item 402(v) of Regulation S-K) to our Named Executive Officers and certain financial performance measures of the Company. For information regarding how the Compensation and Human Capital Committee makes its compensation decisions, see “Compensation Discussion and Analysis” and “Advisory Vote on Executive Compensation” above.
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our principal executive officer (“PEO”) and other named executive officers (“NEOs”) for each of the fiscal years ended December 31, 2023, 2022, 2021 and 2020, and our financial performance for each of such fiscal years as computed in accordance with SEC rules. Specifically, the table includes the Summary Compensation Table (“SCT”) Totals and Compensation Actually Paid (“CAP”) for compensation to our PEOs and an average for our Non-PEO NEOs.

	PEO McKim(1)		Co-PEO Battles(1)		Co-PEO Gerstenberg(1)		Average SCT Total for Non-PEO NEOs(3)(4) ($)	Average CAP to Non-PEO NEOs(3)(9) ($)	Value of Initial Fixed $100 Investment Based On:
Year	SCT Total(2) ($)	CAP(9) ($)	SCT Total(2) ($)	CAP(9) ($)	SCT Total(2) ($)	CAP(9) ($)			TSR(5) ($)	Peer Group TSR(6) ($)	Net Income ('000)(7) ($)	Adjusted EBITDA ('000)(8) ($)
2023	2,296,564	3,620,475	4,917,312	9,168,758	4,938,543	10,246,152	1,344,687	3,379,706	203.46	172.43	377,856	1,012,570
2022	6,241,356	6,773,049	—	—	—	—	2,755,014	3,349,545	133.07	138.62	411,744	1,022,128
2021	5,612,724	6,601,096	—	—	—	—	2,931,679	3,736,275	116.35	153.53	203,247	676,606
2020	3,828,532	3,661,166	—	—	—	—	2,343,696	2,262,282	88.75	116.53	134,837	573,804
_________________________
(1)    During the period from January 1, 2023 through March 31, 2023 and for all of 2022, 2021 and 2020, the Company had one PEO, namely Alan S. McKim. Effective March 31, 2023, Michael L. Battles (who had previously served as the Company's Chief Financial Officer) and Eric. W. Gerstenberg (who had previously served as the Company's Chief Operating Officer) were appointed as the Company's Co-Chief Executive Officers, and served concurrently in that capacity for the remainder of 2023.
(2)    The dollar amounts reported in this column are the amounts of total compensation reported for Mr. McKim, Mr. Battles or Mr. Gerstenberg in the “Total” column of the Summary Compensation Table for years in which they held the role of PEO.
(3)    For 2023, the Non-PEO NEOs whose average compensation is reported in this column include Eric J. Dugas, Brian P. Weber, Robert E. Speights and Sharon M. Gabriel. For each of 2022 and 2021 the Non-PEO NEOs whose average compensation is reported in this column include Michael L. Battles, Eric W. Gerstenberg, Brian P. Weber and Robert E. Speights. For 2020, the Non-PEO NEOs whose average compensation is reported in this column include Michael L. Battles, Eric W. Gerstenberg, Brian P. Weber and Sharon M. Gabriel.
(4)    The dollar amounts reported in this column are the average of the Non-PEO NEOs for each corresponding year in the “Total” column of the Summary Compensation Table.
(5)    Reflects total shareholder return (“TSR”) based on a fixed investment of $100 on January 2, 2020.
(6)    Represents the weighted peer group TSR based on a fixed investment of $100 on January 2, 2020. For each of the four fiscal years presented in the table above, the peer group was comprised of ABM Industries Incorporated, Advanced Drainage Systems, Inc., Chemed Corporation, Emcor Group, Inc., Enviri Corporation, GFL Environmental, Inc., Healthcare Services Group, Inc., Huntsman Corporation, Iron Mountain Incorporated, KBR, Inc, Quanta Services, Inc., Republic Services, Inc., Rollins, Inc., Stanley Black & Decker, Inc., Stericycle, Inc., Tetra Tech, Inc., Waste Connections, Inc., and Waste Management, Inc. Heritage-Crystal Clean, Inc. was previously included in the Peer Group but is no longer listed since being acquired by a private company in 2023, the Peer Group TSR values have been recast to reflect the current peer group for each of 2022, 2021 and 2020. The TSR of the peer group that included Heritage Crystal Clean for 2022, 2021 and 2020 is $140.46, $155.52 and $118.41, respectively.
(7)    The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
(8)    Adjusted EBITDA is reconciled to the Company’s net income in “2023 Results Affecting Executive Compensation” section of the “Compensation, Discussion and Analysis above”. Adjusted EBITDA consists of net income, as determined in accordance with GAAP, plus accretion of environmental liabilities, stock-based compensation, depreciation and amortization, net interest expense, loss on early extinguishment of debt, loss (gain) on sale of businesses, and provision for income taxes, and excluding other gains, losses, and non-cash charges not deemed representative of fundamental Company results and other expense (income), net.
(9)    CAP is calculated in accordance with the Item 402(v) of Regulation S-K. Reconciliations of Summary Compensation Table data to CAP for fiscal 2023, 2022, 2021, and 2020 for the PEOs and the Non-PEO NEOs are included in the table below:

	PEO (Alan S. McKim)
Year	2023	2022	2021	2020
Summary Compensation Table Total Compensation	$2,296,564	$6,241,356	$5,612,724	$3,828,532
Less: Grant Date Fair Value of Stock Awards (from Summary Compensation Table)	—	1,199,998	1,293,846	1,406,079
Add:
Change in Fair Value of Awards Granted During Year and Outstanding and Unvested as of Year-End	—	1,492,575	1,384,608	1,835,380
Change in Fair Value of Prior Year Awards Unvested as of Year-End	1,134,728	159,314	150,020	(218,891)
Change in Fair Value of Prior Year Awards that Vested During Year	189,183	79,802	747,590	(377,776)
Total Additions to Compensation Actually Paid	1,323,911	1,731,691	2,282,218	1,238,713
Compensation Actually Paid	$3,620,475	$6,773,049	$6,601,096	$3,661,166

	Co-PEO (Michael L. Battles)
Year	2023	2022	2021	2020
Summary Compensation Table Total Compensation	$4,917,312	$—	$—	$—
Less: Grant Date Fair Value of Stock Awards (from Summary Compensation Table)	2,931,746	—	—	—
Add:
Change in Fair Value of Awards Granted During Year and Outstanding and Unvested as of Year-End	5,086,269	—	—	—
Change in Fair Value of Prior Year Awards Unvested as of Year-End	1,250,254	—	—	—
Change in Fair Value of Prior Year Awards that Vested During Year	846,669	—	—	—
Total Additions to Compensation Actually Paid	7,183,192	—	—	—
Compensation Actually Paid	$9,168,758	$—	$—	$—

	Co-PEO (Eric W. Gerstenberg)
Year	2023	2022	2021	2020
Summary Compensation Table Total Compensation	$4,938,543	$—	$—	$—
Less: Grant Date Fair Value of Stock Awards (from Summary Compensation Table)	2,931,746	—	—	—
Add:
Change in Fair Value of Awards Granted During Year and Outstanding and Unvested as of Year-End	5,086,268	—	—	—
Change in Fair Value of Prior Year Awards Unvested as of Year-End	1,792,496	—	—	—
Change in Fair Value of Prior Year Awards that Vested During Year	1,360,591	—	—	—
Total Additions to Compensation Actually Paid	8,239,355	—	—	—
Compensation Actually Paid	$10,246,152	$—	$—	$—

	Average of Non-PEO NEOs
Year	2023	2022	2021	2020
Summary Compensation Table Total Compensation	$1,344,687	$2,755,014	$2,931,679	$2,343,696
Less: Grant Date Fair Value of Stock Awards (from Summary Compensation Table)	342,733	1,371,984	1,604,777	1,308,804
Add:
Change in Fair Value of Awards Granted During Year and Outstanding and Unvested as of Year-End	1,281,296	1,706,493	1,643,335	1,909,616
Change in Fair Value of Prior Year Awards Unvested as of Year-End	844,916	325,300	543,138	(179,536)
Change in Fair Value of Prior Year Awards that Vested During Year	251,540	(65,278)	318,653	(346,796)
Change in Fair Value of Prior Year Awards that Forfeited During Year	—	—	(95,753)	(155,894)
Total Additions to Compensation Actually Paid	2,377,752	1,966,515	2,409,373	1,227,390
Compensation Actually Paid	$3,379,706	$3,349,545	$3,736,275	$2,262,282

Graphical Description of Pay Versus Performance
In accordance with the SEC's PVP rules, we are also providing the following graphical illustrations of the relationship between the information presented in the Pay Versus Performance Table above. The following chart sets forth the relationship between Compensation Actually Paid to the PEO (which, for 2023 is the average of the Compensation Actual Paid for 2023 to the Mr. McKim and the two Co-PEOs), and, on average, to the other NEOs, and the Company’s TSR and that of our peer group over the four most recently completed fiscal years.
PEO and Average Other NEO Compensation Actually Paid Versus Clean Harbors TSR

$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($ millions)
$250
$200
$150
$100
$50
$0
Total Shareholder Return (TSR)
$3.7
$2.3
$6.6
$3.7
$6.8
$3.3
$7.7
$3.4
2020
2021
2022
2023
PEO
NEO Average
TSR
Peer TSR

The following chart sets forth the relationship between Compensation Actually Paid to the PEO (which, for 2023 is the average of the total annual compensation paid for 2023 to Mr. McKim and the two Co-PEOs), and on average to the other NEOs, and the Company's net income during the four most recently completed fiscal years.
PEO and Average Other NEO Compensation Actually Paid Versus Clean Harbors Net Income

$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($ millions)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$-
Net Income ($ millions)
$3.7
$2.3
$6.6
$3.7
$6.8
$3.3
$7.7
$3.4
2020
2021
2022
2023
PEO
NEO Average
Net Income

The following chart sets forth the relationship between Compensation Actually Paid to the PEO (which, for 2023 is the average of the total annual compensation paid for 2023 to Mr. McKim and the two Co-PEOs), and, on average, the other NEOs and the Company's Adjusted EBITDA during the four most recently completed fiscal years.
PEO and Average Other NEO Compensation Actually Paid Versus Clean Harbors Adjusted EBITDA

$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($ millions)
$1,200
$1,000
$800
$600
$400
$200
$-
Adjusted EBITDA ($ millions)
$3.7
$2.3
$6.6
$3.7
$6.8
$3.3
$7.7
$3.4
2020
2021
2022
2023
PEO
NEO Average
Adjusted EBITDA

Tabular List of Performance Measures
The following table lists, in no particular order, the five financial performance measures, plus one non-financial measure, (TRIR) which the Company believes were the most important measures linking the total compensation actually paid to Company performance for 2023. See “Compensation Discussion and Analysis” above in this proxy statement for a description of how those measures were calculated for such fiscal year and for a broader understanding of how the Company's compensation program aligns with its compensation philosophy and objectives.

Performance Metrics
Adjusted EBITDA
Adjusted EBITDA Margin
Adjusted Free Cash Flow
Adjusted Return on Invested Capital
Revenue
TRIR

APPROVAL OF CLEAN HARBORS EMPLOYEE STOCK PURCHASE PLAN
(Proposal 3 on Proxy Form)
On December 6, 2023, on the recommendation of the Board’s Compensation and Human Capital Committee, the Board unanimously adopted, subject to shareholder approval, the Clean Harbors Employee Stock Purchase Plan (the “Plan”). The Plan is a broad-based plan that provides an opportunity for eligible employees of the Company and its Participating Subsidiaries (as defined below) to purchase shares of the Company’s common stock through periodic payroll deductions at a discount from the then-current market price. The Plan does not provide for discretionary grants.
Approval of the Plan by the shareholders will enable the Company to offer a market-competitive, broad-based stock purchase plan to the employees of the Company and its Participating Subsidiaries. The Board believes that the Plan is in the best interests of the Company and its shareholders because it will provide an important tool to attract, retain and reward the talented employees needed for Company success. In addition, by encouraging share ownership by employees, the Plan will align the interests of employees and shareholders.
The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan is attached to this proxy statement as Exhibit A and is incorporated herein by reference. For purposes of this proposal, “Committee” means the Compensation and Human Capital Committee of our Board or any subcommittee or other party to whom authority is delegated in accordance with the Plan to administer the Plan.
Key Features of the Plan
The purpose of the Plan is to provide an opportunity for eligible employees of the Company and any parent, subsidiary or affiliate of the Company that has been designated from time to time by the Committee (each a “Participating Subsidiary”) to purchase common shares of the Company at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such employees and the Company’s shareholders.
The rights granted under the Plan are intended to be treated as either (i) purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code of the United States (the “Code”) (i.e., rights granted under a “423 Offering”) or (ii) to the extent (if any) there are Eligible Employees (as defined in Section 2 of the Plan) who are citizens or residents of a jurisdiction other than the United States, purchase rights granted to such Eligible Employees under an employee stock purchase plan that is not subject to the requirements of Section 423 of the Code (i.e., rights granted under a “Non-423 Offering”).
A maximum of 500,000 shares of the Company’s common stock will be authorized and reserved for sale under the Plan. Such shares may be authorized but unissued shares of common stock, treasury shares or shares of common stock purchased on the open market.
In the event of any change affecting the number, class, value or terms of the shares of common stock of the Company resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of shares of common stock of the Company that may be delivered under the Plan (including the numerical limits), the purchase price per share and the number of shares of common stock of the Company covered by each purchase right under the Plan that has not yet been exercised.
Administration
The Plan will be administered by the Committee. The Committee will have, among other rights, authority to (i) interpret, reconcile any inconsistency in, or correct any default in the Plan and apply the terms of the Plan to determine eligibility and adjudicate disputed claims under the Plan, the terms and conditions of purchase rights under the Plan and whether or not shares purchased under the Plan will be subject to any restrictions on transfer (in addition to those arising under applicable securities and other laws) and (ii) make any other determinations and take any other actions desirable for the administration of the Plan. For purchase rights granted under a 423 Offering, the Committee is authorized to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Section 423 of the Code. To the extent not prohibited by applicable laws, the Committee may delegate its authority to a subcommittee, one or more officers of the Company, or other persons or groups of persons, including a third party administrator, to assist with the day-to-day administration of the Plan.
Non-U.S. Sub-Plans
The Committee will also have the authority to adopt such sub-plans as are necessary or appropriate to permit the participation in the Plan by employees of the Company and Participating Subsidiaries who are citizens or residents of jurisdictions other than the United States. Such sub-plans may vary the terms of the Plan, other than with respect to the maximum number of shares reserved for sale under the Plan, to accommodate the requirements of local laws, customs and procedures for non-U.S. jurisdictions. For this purpose, the Committee is authorized to adopt sub-plans for non-U.S. jurisdictions that vary the terms of the Plan regarding, without limitation, eligibility to participate, the definition of eligible pay, the dates and duration of offering periods or other periods, the method of determining the purchase price and the discount at which shares may be purchased, any minimum or maximum amount of contributions a participant may make in an offering period or other specified period under the applicable sub-plan, the handling of payroll deductions, the treatment of purchase rights upon a change in control or a change in capitalization of the Company, the establishment of bank, building society or trust accounts to hold contributions, the payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances.
Eligibility
Generally, any individual in an employee-employer relationship with the Company or a Participating Subsidiary for income tax and employment tax withholding and reporting purposes will be eligible to participate once the Plan is approved and implemented. For context, as of December 31, 2023, the Company had approximately 21,000 active full-time employees, including all of our executive officers other than Mr. McKim (nine individuals), who will be able to participate in the plan once approved and fully implemented. Eligible employees may participate by submitting an enrollment form or appropriate online form to the Company under procedures specified by the Committee.
The Committee, in its discretion, may determine on a uniform basis for an offering that employees will not be eligible to participate if they: (i) have not completed at least two years of service since their last hire date (or such lesser period determined by the Committee), (ii) customarily work for less than 20 hours per week (or such lesser number of hours determined by the Committee), (iii) customarily work for less than five months per calendar year (or such lesser number of months determined by the Committee), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are officers subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
No employee is eligible for the grant of any purchase rights under the Plan if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary or parent of the Company (including any shares that such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy under any 423 Offering more than U.S. $25,000 worth of shares (determined based on the fair market value of the shares on the date the purchase rights are granted) under the Plan in any calendar year such purchase rights are outstanding.
Eligible employees who are a citizen or resident of a jurisdiction outside the United States may be excluded from participation in the Plan if their participation is prohibited under local laws or if complying with local laws would cause a 423 Offering to fail to qualify under Section 423 of the Code. In the case of a Non-423 Offering, eligible employees may be excluded from participation in the Plan or an offering if the Committee has determined that participation of such eligible employees is not advisable or practicable for any reason.
Offering Periods
Unless and until the Committee determines otherwise in its discretion, the Plan will be implemented by consecutive offering periods with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. Unless and until the Committee determines otherwise in its discretion, each offering period will consist of one approximately six-month purchase period, which will run simultaneously with the offering period. Unless otherwise determined by the Committee, offering periods will run from January 1 (or the first trading day thereafter) through June 30 (or the first trading day prior to such date) and from July 1 (or the first trading day thereafter) through December 31 (or the first trading day prior to such date), provided that the first offering period shall not commence prior to shareholder approval of the Plan.

The Committee has authority to establish additional or alternative sequential or overlapping offering periods, a different number of purchase periods within an offering period, or a different duration for one or more offering periods or purchase periods or different commencement or ending dates for such offering periods with respect to future offerings, provided that no offering period may have a duration that exceeds 27 months. Additionally, to the extent that the Committee establishes overlapping offering periods with more than one purchase period in each offering period, the Committee will have discretion to structure an offering period so that if the fair market value of a share on the first trading day of the offering period in which a participant is currently enrolled is higher than the fair market value of a share on the first trading day of any subsequent offering period, the Company will automatically enroll the participant in the subsequent offering period and will terminate his or her participation in the original offering period.
Payroll Deductions
Except as otherwise provided by the Committee, whole percentages from one percent (1%) to ten percent (10%) of a participant’s “eligible pay” (as defined in the Plan) may be contributed by payroll deductions or other payments that the Committee may permit a participant to make toward the purchase of shares during each purchase period, provided that in no event may each participant’s total contributions with respect to each six-months offering period exceed (i) $3,000, which limit shall be applicable commencing as of the effective date of the Plan; or (ii) up to $5,000, as determined by the Committee prior to the commencement of any applicable Offering Period, in the event that, at any time following the effective date of the Plan, the Committee shall elect to increase the amount of such limit. Subject to the foregoing limitations, each participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period by submitting the appropriate form online through the Company’s designated plan broker or to the Committee or its designee. Any such new rate of contribution will become effective on the first day of the first purchase period following the completion of such form. Unless otherwise determined by the Committee, during a purchase period, a participant may not change his or her rate of contributions, with the exception that the participant may reduce his or her rate of contributions to 0%, to become effective as soon as possible after completing an amended enrollment form.
Purchase Price
Unless otherwise determined by the Committee prior to the commencement of an offering period and subject to adjustment in the event of certain changes in our capitalization, the purchase price per share at which shares are sold in an offering period under the Plan will be equal to the lesser of 90% of the fair market value of the shares (i) on the first trading day of the offering period or (ii) on the purchase date (i.e., the last trading day of the purchase period). For this purpose, “fair market value” generally means the closing price of the shares of the Company’s common stock on the applicable date. The Committee has authority to establish a different purchase price for any 423 Offering or Non-423 Offering, provided that the purchase price applicable to a 423 Offering complies with the provisions of Section 423 of the Code. As of April 1, 2024, the closing price of a share of the Company’s common stock on the NYSE was $197.04.
Purchase of Shares
Each purchase right will be automatically exercised on the applicable purchase date, and shares will be purchased on behalf of each participant by applying the participant’s contributions for the applicable purchase period to the purchase of whole and fractional shares at the purchase price in effect for that purchase date. Notwithstanding the foregoing, the Committee may determine not to permit the issuance of fractional shares under the Plan, in which case, any participant contributions not applied to the purchase of shares on any purchase date because they were insufficient to purchase a whole share will be carried over to the next offering period. However, any amounts not applied to the purchase of shares during an offering period for any other reason will be refunded following the purchase date and will not be carried forward to any subsequent offering period.
Transferability
Purchase rights granted under the Plan are not transferable by a participant other than by will or by the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant.
Withdrawals
A participant may withdraw from an offering period and receive a refund of contributions by submitting the appropriate form online through the Company’s designated plan broker or to the Committee or its designee within the time period prescribed by the Committee. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the purchase date or by such other deadline as may be prescribed by the Committee. Upon receipt of such notice, deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such participant will not be eligible to participate in the Plan until the next enrollment period. Unless otherwise determined by the Committee, amounts credited to the account of any participant who withdraws within the time period prescribed by the Committee will be refunded, without interest (unless otherwise required by applicable law), as soon as practicable.
Termination of Employment
If a participant ceases to be an eligible employee prior to a purchase date, contributions for the participant will be discontinued, and any amounts credited to the participant’s account will be refunded, without interest, as soon as practicable, except as otherwise provided by the Committee.
Subject to the discretion of the Committee, if a participant is granted a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares as provided under the Plan. If a participant is granted an unpaid leave of absence, the participant’s payroll deductions will be discontinued, and no other contributions will be permitted (unless otherwise determined by the Committee or required by law), but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. Where the period of leave exceeds three months and the participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave.
Unless otherwise determined by the Committee, a participant who transfers employment between Participating Subsidiaries located in different countries will be withdrawn from the current offering period under the Plan to the extent consistent with Section 423 of the Code.
Change in Control
In the event of a “Change in Control” (as defined in the Plan), each outstanding purchase right will be equitably adjusted and assumed or an equivalent purchase right substituted by the successor Company or a parent or subsidiary of such successor corporation. In the event that the successor corporation refuses to assume or substitute the purchase right or is not a publicly traded corporation, the offering period then in progress will be shortened by setting a new purchase date before the date of the proposed Change in Control, after which the offering period will end.
Effective Date; Amendment and Termination of Plan
If approved by the shareholders, the Plan shall become effective upon such approval.
The Board or the Committee may amend the Plan at any time, provided that if shareholder approval is required pursuant to the Code, securities laws or regulations, or the rules or regulations of the securities exchange on which the Company’s shares are listed or traded, then no such amendment will be effective unless approved by the Company’s shareholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the Plan, all contributions will cease, all amounts credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless otherwise required by applicable law), to the participants.
U.S. Federal Income Tax Information
The following summary briefly describes the general U.S. federal income tax consequences of purchase rights under the Plan for participants who are tax residents in the United States, current as of April 1, 2024, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Plan should consult with their own tax advisors regarding the taxation of purchase rights under the Plan. The discussion below concerning tax deductions that may become available to us under U.S. federal tax law is not intended to imply that we will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in countries other than the United States does not generally correspond to U.S. federal tax laws and is not covered by the summary below.
423 Offerings
Rights to purchase shares granted under a 423 Offering are intended to qualify for favorable federal income tax treatment available to purchase rights granted under an employee stock purchase plan which qualifies under the provisions of

Section 423(b) of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. If the shares are disposed of within two years from the purchase right grant date (i.e., the beginning of the offering period) or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition,” the participant will realize ordinary income in the year of such disposition equal to the difference between the fair market value of the shares on the purchase date and the purchase price. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long term if the participant holds the shares for more than one year after the purchase date.
If the shares purchased under the Plan are sold (or otherwise disposed of) more than two years after the purchase right grant date and more than one year after the shares are transferred to the participant, then the lesser of (i) the excess of the sale price of the shares at the time of disposition over the purchase price and (ii) the excess of the fair market value of the shares as of the purchase right grant date over the purchase price (determined as of the first day of the offering period) will be treated as ordinary income. If the sale price is less than the purchase price, no ordinary income will be reported. The amount of any such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a long-term capital gain or loss.
The Company (or applicable Participating Subsidiary) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax reporting obligations and applicable limitations under the Code. In other cases, no deduction is allowed.
Non-423 Offerings
If the purchase right is granted under a Non-423 Offering, then the amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price will be treated as ordinary income at the time of such purchase. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long term if the participant holds the shares for more than one year after the purchase date.
The Company (or applicable Participating Subsidiary) generally will be entitled to a deduction in the year of purchase equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to the satisfaction of any tax-reporting obligations and applicable limitations under the Code. For U.S. participants, FICA/FUTA taxes will generally be due in relation to ordinary income earned as a result of participation in a Non-423 Offering.
New Plan Benefits
The benefits to be received pursuant to the Plan by the Company’s officers and employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the Plan, the market value of our common stock on various future dates, the amount of contributions that eligible officers and employees elect to make under the Plan, and similar factors. As of the date of this proxy statement, no officer or employee has been granted any purchase rights under the proposed Plan.
Registration with the SEC
If our shareholders approve the Plan, we will file with the SEC a registration statement on Form S-8, as soon as reasonably practicable after the approval, to register the shares available for issuance under the Plan.
Approval of the Clean Harbors Employee Stock Purchase Plan as described above and in Exhibit A to this proxy statement will require the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and voted on such proposal. Abstentions and broker non-votes will not have any impact on the outcome of this proposal. Unless otherwise specified therein, shares represented by the enclosed proxy will be voted at the annual meeting in favor of approval of the Plan. The Board of Directors recommends that shareholders vote “FOR” such approval.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 4 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant
Under applicable law and the procedures adopted by the Company's Board, the Audit Committee is responsible for appointment, compensation, and oversight of the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2024. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2005. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience, and the existing commercial relationships with Deloitte. The Audit Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. The Audit Committee believes selection of Deloitte is in the best interest of the Company and its shareholders. Representatives of Deloitte are expected to participate in the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.
The Audit Committee chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the Clean Harbors audit. Throughout the year, the Audit Committee chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain Audit Committee meetings to discuss the audit and any other relevant matters.
Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law, the Audit Committee's selection of Deloitte as the Company's independent registered public accounting firm for the year ending December 31, 2024 is being submitted for ratification by the shareholders at the annual meeting because the Board has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit and Related Fees
The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2023 and 2022. The aggregate fees and expenses billed for the two years ended December 31, 2023 and 2022 for these services were as described in the following table:

	For the Year
	2023	2022
Audit Fees	$3,242,259	$2,892,252
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,895	1,895
	$3,244,154	$2,894,147
Audit Fees include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees would include fees and expenses for assurance and related services that would be reasonably related to the performance of the audit or review of the Company's financial statements for the period and would not be reported above under “Audit Fees.”
Tax Fees would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 for the years ended December 31, 2023 and 2022.
All Other Fees include fees and expenses for services which do not fall within the categories described above. In the two years ended December 31, 2023 and 2022, the fees disclosed under this category included a subscription to Deloitte's Accounting and Research Tool.

The Audit Committee follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. Each year the Audit Committee approves the retention of the independent registered public accounting firm to audit our financial statements, including the associated fee. All of the services described above for the years ended December 31, 2023 and 2022 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee now comprises the four directors named below. The Board has determined that each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Board has determined, based upon their education and experience, that each of Marcy L. Reed and Andrea Robertson is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has adopted a written charter, which has been approved by the Board. A copy of that charter, as most recently revised by the Board on December 5, 2023, is available on the Company's website at www.cleanharbors.com.
The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte for 2023 and 2022, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte has also provided to the Audit Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. The Audit Committee also considered whether the provision by Deloitte of non-audit related services, which for 2023 and 2022 there were none, is compatible with the independence standard.
Based on the considerations referred to above, the Audit Committee recommended to the Board that the financial statements audited by Deloitte for the years ended December 31, 2023 and 2022 be included in the Company's Annual Report on Form 10-K for 2023, and the Audit Committee has appointed Deloitte as the Company's independent registered public accounting firm for 2024. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Marcy L. Reed, Chair
Karyn Polito
Andrea Robertson
Shelley Stewart, Jr.
Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and voted on such proposal. Abstentions and broker non-votes will not have any impact on the outcome of this proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” (as that term is defined in applicable SEC rules) of the Company's common stock as of March 25, 2024, by (i) each of the Company's directors, two principal executive officers, principal financial officer and each other current executive officer who was a “Named Executive Officer” for 2023 as described under “Compensation Discussion and Analysis - Summary Compensation Table” above in this proxy statement, and (ii) all of the Company's current directors and executive officers as a group. Except as described in footnote (1) below, the Company understands that each named owner has sole voting and dispositive power with respect to the specified shares. The address of each director and executive officer listed below is c/o Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061.

Name of Beneficial Owner	Number of Shares		Percent of Class
Alan S. McKim	2,746,560	(1)	5.0%
Michael L. Battles	89,624		*
Eric J. Dugas	27,924		*
Sharon M. Gabriel	30,640		*
Edward G. Galante	23,184		*
Eric W. Gerstenberg	66,843		*
Karyn Polito	1,390		*
John T. Preston	4,767		*
Alison A. Quirk	2,246		*
Marcy L. Reed	4,292		*
Andrea Robertson	10,667		*
Robert E. Speights	41,066		*
Lauren C. States	14,319		*
Shelley Stewart, Jr.	2,246		*
Brian P. Weber	70,799		*
John R. Welch	11,027		*
Robert J. Willett	7,751		*
All current directors and executive officers as a group (20 persons)	3,196,319		5.9%
_______________________
*    Less than 1%
(1)    Includes 2,582,188 shares of common stock over which Alan S. McKim held sole voting power and sole dispositive power and 164,372 shares of common stock over which Alan S. McKim, as a co-trustee of trusts for the benefit of Mr. McKim and his family, held shared voting power and shared dispositive power.

The following table shows each person or entity which, to the Company's knowledge, as of March 25, 2024, “beneficially owned” (as that term is defined in applicable SEC rules) 5% or more of the total of 54,637,464 shares of common stock then outstanding.

Name and Address	Number of Shares		Percent
The Vanguard Group	4,779,072	(1)	8.7%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.	4,393,473	(2)	8.0%
50 Hudson Yards
New York, NY 10001

Wellington Management Group LLP	3,654,929	(3)	6.7%
280 Congress Street
Boston, MA 02210

Select Equity Group, L.P.	2,957,014	(4)	5.4%
380 Lafayette Street, 6th Floor
New York, NY 10003

Alan S. McKim	2,746,560	(5)	5.0%
c/o Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061
_________________________
(1) Based upon Amendment No. 11 to Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group is deemed to have beneficial ownership of 4,779,072 shares of common stock, of which such entity held shared voting power as to 17,775 shares, sole dispositive power as to 4,706,995 shares, and shared dispositive power as to 72,077 shares.
(2) Based upon Amendment No. 10 to Schedule 13G filed with the SEC on January 25, 2024, BlackRock, Inc. is deemed to have beneficial ownership of 4,393,473 shares of common stock, of which such entity held sole voting power as to 4,198,502 shares and sole dispositive power as to 4,393,473 shares.
(3) Based upon Amendment No. 12 to Schedule 13G filed with the SEC on February 8, 2024, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisor LLP are deemed to have joint beneficial ownership of 3,654,929 shares of common stock, of which such entity held shared voting power as to 2,944,758 shares and shared dispositive power as to 3,654,929 shares. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP, and Wellington Group Holdings LLP is owned by Wellington Management Group LLP.
(4) Based upon Schedule 13G filed with the SEC on February 14, 2024, Select Equity Group, L.P. and George S. Loening jointly reported beneficial ownership of 2,957,014 shares of common stock, of which such parties held shared voting power as to 2,957,014 shares and shared dispositive power as to 2,957,014 shares. Mr. Loening is the majority owner of Select Equity Group, L.P. and managing member of its general partner.
(5) Includes 2,582,188 shares of common stock over which Alan S. McKim held sole voting power and sole dispositive power and 164,372 shares of common stock over which Alan S. McKim, as a co-trustee of trusts for the benefit of Mr. McKim and his family, held shared voting power and shared dispositive power.

SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2025 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be delivered to the Company prior to the close of business on December 11, 2024 Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission. In addition, any shareholders which intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the requirements of Rule 14a-19(b) under the Exchange Act and provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2025.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2025 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders notice by the shareholder to be timely must be so received not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made, whichever is earlier, or (ii) in the case of other proposed business, no later than December 23, 2024 (or if the annual meeting is called for a date not within 30 days before or after the anniversary date of the prior year's meeting, no later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made, whichever is earlier). The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's By-Laws as currently in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Current Report on Form 8-K filed on March 16, 2022, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to shareholders and proxy statement, may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061, Attention: Executive Office, telephone: 781-792-5000. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
OTHER INFORMATION
Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Co-Chief Executive Officers and the Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061, Attention: Executive Office. Information on or accessible through the Company's or SEC's website is not a part of or incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

Daniel T. Janis, Secretary
April 10, 2024
THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE, PROXY CARD OR VOTING INSTRUCTIONS WHICH YOU RECEIVED.

Exhibit A
CLEAN HARBORS EMPLOYEE STOCK PURCHASE PLAN
1. Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Participating Subsidiaries to purchase Common Stock at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s shareholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, however, that to the extent (if any) there are Eligible Employees (as defined in Section 2) who are citizens or residents of a jurisdiction other than the United States, the Committee may also authorize the grant of rights to such Eligible Employees under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans adopted by the Committee for such purpose (each, a “Non-423 Offering”).
2. Definitions.
“Affiliate” means any person or entity that directly or indirectly controls or is controlled by the Company. The term “control” (including, with correlative meaning, the terms “controlled by”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise. The Committee will have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
“Applicable Law” means the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. jurisdiction where rights are, or will be, granted under the Plan.
“Board” means the Board of Directors of the Company.
“Change in Control” means the occurrence of any of the following events:
1.The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 30 percent of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, and (C) an acquisition pursuant to a transaction which complies with clauses (A), (B), and (C) of subsection (iii); or
2.A change in the composition of the Board as of the Effective Date (the “Incumbent Board”) that causes less than a majority of the directors of the Company then in office to be members of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
3.Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50 percent of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all of substantially all of the Company’s assets directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
4.Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Outstanding Company Voting Securities immediately before such transaction.
“Code” means the United States Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or United States Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the Compensation and Human Capital Committee of the Board or any subcommittee referred to in Section 4(e).
“Common Stock” means the Common Stock, $0.01 par value, of the Company, as the same may be converted, changed, reclassified or exchanged.
“Company” means Clean Harbors, Inc., a Massachusetts corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.
“Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions or other payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan. Without limitation, Contributions may include direct payments or payroll deductions from a Participant as may be accepted by the Company to adjust for the Company’s delay or mistake in processing an enrollment form or in otherwise effecting a Participant's election under the Plan or as advisable to comply with the requirements of Section 423 of the Code.
“Effective Date” means the date the Plan, as adopted by the Board, is approved by the shareholders of the Company, as provided in Section 18 hereof.
“Eligible Employee” means any individual in an employee-employer relationship with the Company or a Participating Subsidiary for income tax and employment tax withholding and reporting purposes. For purposes of clarity, and unless otherwise required by Section 423 of the Code, the term “Eligible Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Participating Subsidiary, any governmental agency, or any court: (i) any independent contractor; (ii) any consultant; (iii) any individual performing services for the Company or a Participating Subsidiary who has entered into an independent contractor or consultant agreement with the Company or a Participating Subsidiary; (iv) any individual performing services for the Company or a Participating Subsidiary under a purchase order, a supplier agreement or any other agreement that the Company or a Participating Subsidiary enters into for services; (v) any individual classified by the Company or a Participating Subsidiary as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service; (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Participating Subsidiary; and (vii) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.

“Eligible Pay” means the total amount paid by the Company or any Parent, Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment, even if such amounts are paid for pre-termination date services) as base salary or wages (including 13th/14th month payments, holiday pay, or similar concepts under local law) and any portion of such amounts voluntarily deferred or reduced by the Eligible Employee (i) under any employee benefit plan of the Company or a Parent, Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred), but excluding any other form of compensation including, without limitation, cash bonuses, commissions, overtime pay, education or tuition reimbursements, stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, disability pay, special stay-on bonus, income derived from stock options, stock appreciation rights, restricted stock units and dispositions of stock acquired thereunder, any other allowances, and any other special remuneration or variable pay. For Eligible Employees in the United States, Eligible Pay will include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f), 402(e)(3), 402(h) or 403(b) of the Code. The Committee, in its discretion, may establish a different definition of Eligible Pay for a subsequent Offering Period, which for Section 423 Offerings shall apply on a uniform and nondiscriminatory basis. Further, the Committee will have discretion to determine the application of this definition to Eligible Employees outside the United States.
“Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Committee.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, or any successor law thereto, and the regulations promulgated thereunder.
“Fair Market Value” means, as of any given date, (i) the closing sales price for the Common Stock on the applicable date as quoted on the New York Stock Exchange or, if no sale occurred on such date, the closing price reported for the first Trading Day immediately prior to such date during which a sale occurred; or (ii) if the Common Stock is not then traded on the New York Stock Exchange but is regularly quoted on another national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (iii) in the absence of an established market for the Common Stock of the type described in (i) or (ii) of this definition, the fair market value established by the Committee acting in good faith.
“Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of a Participating Subsidiary may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Code Section 423; a Non-423 Offering need not satisfy such requirements.
“Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 17.
“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
“Participant” means an Eligible Employee who elects to participate in the Plan.
“Participating Subsidiary” means any Parent, Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate any Parent, Subsidiary or Affiliate as a Participating Subsidiary in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and any Parent or Subsidiary may be Participating Subsidiaries; provided, however, that at any given time, a Parent or Subsidiary that is a Participating Subsidiary under a Section 423 Offering will not be a Participating Subsidiary under a Non-423 Offering.
“Plan” means the Clean Harbors Employee Stock Purchase Plan, as it may be amended from time to time.
“Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).

“Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
“Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, however, that the Purchase Price for a Section 423 Offering will not be less than ninety percent (90%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, or as otherwise provided by Section 4(c) with respect to non-U.S. Sub-Plans, the Purchase Price for either Section 423 offerings or Non-423 Offerings will be ninety percent (90%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date.
“Shares” means the shares of Common Stock.
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code. For this purpose, a “subsidiary corporation” includes, without limitation, a limited liability company, partnership, or other entity which has either elected to be taxed as a corporation or is treated as a disregarded entity with respect to its Parent.
“Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.
“Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.
3. Number of Reserved Shares. Subject to adjustment pursuant to Section 16 hereof, a maximum of 500,000 Shares may be sold pursuant to the Plan. Such Shares may be authorized but unissued Shares, treasury Shares or Shares purchased in the open market. For avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings.
4. Administration of the Plan.
(a) Committee as Administrator. The Plan will be administered by the Committee. Notwithstanding anything in the Plan to the contrary, subject to Applicable Law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board (in which case applicable references in the Plan to the Committee will be deemed references to the Board). Subject to Applicable Law, no member of the Board or Committee (or its delegates) will be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b) Powers of the Committee. The Committee will have full power and authority to: administer the Plan, including, without limitation, the authority to (i) construe, interpret, reconcile any inconsistency in, correct any default in and supply any omission in, and apply the terms of the Plan and any enrollment form or other instrument or agreement relating to the Plan, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company (or Parent, if applicable) will be Participating Subsidiaries participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan and \whether or not Shares purchased under the Plan will be subject to any restrictions on transfer (in addition to those arising under Applicable Law), (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 16 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right), provided that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as are necessary or appropriate to facilitate participation in the Plan by employees who are foreign nationals or employed outside the United States and/or to take advantage of tax-qualified treatment for the Plan that may be available in certain jurisdictions, as further set forth in Section 4(c) below.
(c) Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate local laws, customs and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify or supplement the terms of the Plan to meet applicable local requirements, customs or procedures regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of Share issuances.
(d) Binding Authority. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any enrollment form or other instrument or agreement relating to the Plan will be made in the Committee’s sole discretion and will be final, binding and conclusive for all purposes and upon all interested persons.
(e) Delegation of Authority. To the extent not prohibited by Applicable Law, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 4(e).
5. Eligible Employees.
(a) General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.
(b) Non-U.S. Employees. An Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
(c) Code Section 423 Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) under a Section 423 Offering, to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and any Parent and Subsidiaries accrues at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding.
(d) Other Limitations on Eligibility. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works less than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works less than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is an officer subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Participating Subsidiary whose employees are participating in that Offering.
6. Offering Periods. Unless and until the Committee determines otherwise in its discretion, the Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period will consist of one (1) approximately six (6)-month Purchase Period, which will run simultaneously with the Offering Period. Unless otherwise provided by the Committee, Offering Periods will run from January 1 (or the first Trading Day thereafter) through June 30 (or the first Trading Day prior to such date) and from July 1 (or the first Trading Day thereafter) through December 31 (or the first Trading Day prior to such date), provided that the first Offering Period shall not commence prior to the Effective Date of the Plan. The Committee has authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes additional or overlapping Offering Periods, the Committee will have discretion to structure an Offering Period so that if the Fair Market Value of a share of Common Stock on the first Trading Day of the Offering Period in which a Participant is currently enrolled is higher than the Fair Market Value of a share of Common Stock on the first Trading Day of any subsequent Offering Period, the Company will automatically enroll such Participant in the subsequent Offering Period and will terminate his or her participation in such original Offering Period.
7. Participation.
(a) Enrollment and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Committee or its designee during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to ten percent (10%) of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies, provided that in no event may each Participant’s total Contributions with respect to each six-months Offering Period exceed: (i) $3,000, which limit shall be applicable commencing as of the effective date of the Plan; or (ii) up to $5,000, as determined by the Committee prior to the commencement of any applicable Offering Period, in the event that, at any time following the effective date of the plan, the Committee shall elect to increase the amount of such limit.
(b) Election Changes. Subject to the limitations set forth in Section 7(a), a Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Committee or its designee, provided that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding ten percent (10%) of the Eligible Employee’s Eligible Pay, or such other minimum or maximum amount as may be determined by the Committee. During a Purchase Period, a Participant may not change his or her rate of Contributions, with the exception that the Participant may reduce his or her rate of Contributions to zero percent (0%), to become effective as soon as possible after completing an amended enrollment form (either through the Company’s online Plan enrollment process or by submitting the appropriate form to the Committee or its designee). If a Participant reduces his or her rate of Contributions to zero percent (0%) during an Offering Period, the Contributions made by the Participant prior to such reduction will be applied to the purchase of Shares on the next Purchase Date, but if the Participant does not increase such rate of Contributions above zero percent (0%) at least two weeks prior to the commencement of the next subsequent Offering Period (or by such other deadline as determined by the Committee), such action will be treated as the Participant’s withdrawal from the Plan in accordance with Section 14 hereof.
(c) Participation in Subsequent Offering Periods. Once an Eligible Employee elects to participate in an Offering Period, then such Participant will automatically participate in the Offering Period commencing immediately following the last day of such prior Offering Period at the same Contribution level as was in effect in the prior Offering Period unless the Participant elects to increase or decrease the rate of Contributions or withdraws or is deemed to withdraw from this Plan as described above in this Section 7. A Participant that is automatically enrolled in a subsequent Offering Period pursuant to this Section 7 is not required to file any additional documentation in order to continue participation in the Plan.
(d) Committee Authority. The Committee has the authority to change the foregoing rules set forth in this Section 7 regarding participation in the Plan.
8. Contributions. The Company will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and will credit all Contributions made by each Participant to such account. The Company will not be obligated to segregate the Contributions from the general funds of the Company or any Participating Subsidiary nor will any interest be paid on such Contributions, unless otherwise determined by the Committee or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to this Plan may be used for any corporate purpose.
9. Number of Shares That an Employee May Purchase. Subject to the limitations set forth in Section 5(c), each Participant will have the right to purchase as many whole and fractional Shares as may be purchased with the Contributions credited to his or her account as of the last day of the Offering Period (or such other date as the Committee may determine) at the Purchase Price applicable to such Offering Period; provided, however, that a Participant may not purchase in excess of 50 shares under the Plan or such other maximum number of Shares as may be established for an Offering Period by the Committee (in each case subject to adjustment pursuant to Section 16 hereof). Notwithstanding the foregoing, the Committee may determine not to permit the issuance of fractional Shares under the Plan, in which case any amount remaining in a Participant’s account that was not applied to the purchase of Shares on a Purchase Date because it was not sufficient to purchase a whole Share will be carried forward for the purchase of Shares on the next following Purchase Date. However, any amounts not applied to the purchase of Shares during an Offering Period for any reason other than as described in the foregoing sentence shall be promptly refunded following such Purchase Date and will not be carried forward to any subsequent Offering Period.
10. Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Company or the Participating Subsidiary that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares, (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company, or (d) any other method deemed acceptable by the Committee and permitted under Applicable Law.
11. Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Committee. Alternatively, the Committee may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Committee which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan will be held in the Participant’s brokerage or Plan share account. The Company may require that Shares be retained in such brokerage or Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.
12. Rights as a Shareholder. A Participant will have no rights as a shareholder with respect to Shares subject to any rights granted under this Plan or any Shares deliverable under this Plan unless and until recorded in the books of the brokerage firm selected by the Committee or, as applicable, the Company, its transfer agent, stock plan committee or such other outside entity which is not a brokerage firm.
13. Rights Not Transferable. Rights granted under this Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.
14. Withdrawals. A Participant may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Committee or its designee. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Committee. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Committee, amounts credited to the contribution account of any Participant who withdraws prior to the date set forth in this Section 14 will be refunded, without interest (unless otherwise required by Applicable Law), as soon as practicable.
15. Termination of Employment.
(a) General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date (including pursuant to Section 15(c) below), Contributions for such Participant will be discontinued and any amounts then credited to the Participant’s contribution account will be refunded, without interest, as soon as practicable, except as otherwise determined by the Committee.
(b) Leave of Absence. Subject to the discretion of the Committee, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s Contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Committee or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave.
(c) Transfer of Employment. Unless otherwise determined by the Committee, a Participant shall be deemed to have ceased to be an Eligible Employee for the current Offering Period upon a transfer of employment from a Participating Subsidiary in one country to a separate Participating Subsidiary in another country, provided that, in accordance with the definition of “Offering” in Section 2, such Participating Subsidiaries are not participating in the same Section 423 Offering under the Plan. Any Participant who is withdrawn from the Plan pursuant to this Section 15(c) may re-enroll in the Plan for any subsequent Offering Period for which he or she is eligible pursuant to Section 7 of the Plan.
16. Adjustment Provisions.
(a) Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the shares of Common Stock resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin off, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution (but excluding any regular cash dividend), then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan (including the numerical limits of Sections 3 and 9), the Purchase Price per Share and the number of shares of Common Stock covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.
(b) Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares will be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress will be shortened by setting a new purchase date, which will be before the date of the Company’s proposed Change in Control. At least ten (10) Trading Days prior to the new purchase date, the Committee will notify each Participant in writing of the new purchase date, and that Shares will be purchased automatically for the Participant on the new purchase date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided in Section 14 hereof.
17. Amendment and Termination of the Plan. The Board or the Committee may amend the Plan at any time, provided that, if shareholder approval is required pursuant to Applicable Law, then no such amendment will be effective unless approved by the Company’s shareholders within such time period as may be required. The Board may suspend the Plan or discontinue the Plan at any time, including shortening an Offering Period in connection with a spin-off or other similar corporate event. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless otherwise required by Applicable Laws), to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section.
18. Shareholder Approval; Effective Date. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Law. The Plan will become effective on the Effective Date. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section.
19. Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state, or local securities or exchange control law or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state, or local governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any U.S. state or non-U.S. securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 19, the Committee determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account will be promptly refunded, without interest (unless otherwise required by Applicable Laws), to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates (or any Parent, if applicable).
20. Code Section 409A; Tax Qualification.
(a) Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.
(b) Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 20(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
21. No Employment Rights. Participation in the Plan will not be construed as giving any Participant the right to be retained as an employee of the Company, its Subsidiary, or one of its Affiliates or Parent, as applicable. Furthermore, the Company, a Subsidiary, or an Affiliate (or Parent, if applicable) may dismiss any Participant from employment at any time, free from any liability or any claim under the Plan.
22. Governing Law; Choice of Forum. Except to the extent that provisions of this Plan are governed by applicable provisions of the Code or any other substantive provision of United States federal law, this Plan will be governed by and construed in accordance with the internal laws of Massachusetts without giving effect to the conflict of laws principles thereof. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or U.S. federal court located in Massachusetts over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such

Participant’s participation in the Plan, acknowledge that the forum designated by this Section 22 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing in the Plan will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 22.
23. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings will not be deemed in any way material or relevant to the construction or interpretation of the Plan.
24. Expenses. Unless otherwise set forth in the Plan or determined by the Committee, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, will be borne by the Company and its Subsidiaries or Affiliates (or any Parent, if applicable).

CLEAN HARBORS, INC.
ATTN: KATIE CRAIG
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 21, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 21, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect four (4) Class II members of the Board of Directors of the Company to serve until the 2027 Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Alan S. McKim 02) Karyn Polito 03) John T. Preston 04) Marcy L. Reed

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000638640_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
May 22, 2024
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric J. Dugas, Daniel Janis, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Wednesday, May 22, 2024, at the Company's training facility at 101 Philip Drive, Norwell, Massachusetts, or any adjournment or postponement thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) FOR the election of all Class II director nominees, and FOR proposals 2, 3 and 4, and will be voted in the discretion of the proxies named herein with respect to any additional matter as may properly come before the meeting or any adjournment or postponement thereof.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

0000638640_2 R1.0.0.6

Continued and to be signed on reverse side